Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MARKIT LTD.,

MARVEL MERGER SUB, INC.,

and

IHS INC.

dated as of March 20, 2016

TABLE OF CONTENTS

		Page

ARTICLE I

THE MERGER

Section 1.1	The Merger	2
Section 1.2	Closing	2
Section 1.3	Effective Time	2
Section 1.4	Effects of the Transaction	2
Section 1.5	Transaction Steps	2

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1	Name, Exchange and Trading Symbol	2
Section 2.2	Governance Matters	3
Section 2.3	Organizational Documents	4

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1	Effect on Capital Stock of the Company	4
Section 3.2	Exchange of Shares and Certificates	7

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Company	11
Section 4.2	Representations and Warranties of Parent and Merger Sub	28

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1	Conduct of Business	43
Section 5.2	No Solicitation by the Company	52
Section 5.3	No Solicitation by Parent	54

i

Exhibits

Exhibit A – Form of Parent Amended Bye-laws

INDEX OF DEFINED TERMS

Defined Term	Page

Action	17
affiliate	75
Agreement	1
Antitrust Laws	12
Applicable Laws	17
Book-Entry Share	7
Certificate	7
Certificate of Merger	2
Closing	2
Closing Date	2
COBRA	18
Code	10
Company	1
Company Alternative Transaction	52
Company Benefit Plan	75
Company Certificate of Incorporation	11
Company Common Stock	1
Company Disclosure Letter	11
Company DSU Award	76
Company Equity Plans	76
Company Expenses	71
Company Filed SEC Documents	10
Company Financial Advisor	28
Company Financial Statements	15
Company Material Contracts	24
Company Measurement Date	13
Company Permits	17
Company Preferred Stock	13
Company PSU Award	76
Company Qualifying Transaction	71
Company Recommendation Change	53
Company RSU Award	76
Company SEC Documents	15
Company Stockholder Approval	22
Company Stockholders Meeting	58
Company Superior Proposal	54
Company Termination Fee	71
Company Third Party	52
Company Title IV Plan	19
Company Triggering Event	76
Confidentiality Agreement	52
Continuing Employees	77
control	75

controlled group	77
Controlled Group Liability	76
Effect	77
Effective Time	2
Enforceability Exceptions	12
Environmental Claim	25
Environmental Laws	25
Environmental Permits	24
ERISA	77
ERISA Affiliate	77
Excess Shares	9
Exchange	2
Exchange Act	13
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	5
Expenses Reimbursements	71
Financing Disclosure	63
Foreign Corrupt Practices Act	26
Form F-4	12
GAAP	15
Governmental Entity	12
Hazardous Materials	26
HSR Act	12
IFRS	32
Indemnified Parties	61
Intellectual Property	23
IRS	18
Joint Proxy Statement	13
knowledge	77
Liens	12
Material Adverse Effect	77
Maximum Amount	62
Merger	1
Merger Consideration	5
Merger Sub	1
Multiemployer Plan	78
Multiple Employer Plan	78
New Plans	64
Old Plans	64
Options	39
Outside Date	69
Parent	1
Parent Alternative Transaction	55
Parent Amended Bye-laws	4
Parent Benefit Plan	78

v

Parent Bye-laws	28
Parent Common Share	79
Parent Disclosure Letter	28
Parent EAG	39
Parent Equity Awards	79
Parent Equity Plans	79
Parent Expenses	70
Parent Filed SEC Documents	28
Parent Financial Advisor	42
Parent Financial Statements	32
Parent Material Contracts	40
Parent Measurement Date	30
Parent Memorandum of Association	29
Parent Name Change	29
Parent Option	79
Parent Permits	34
Parent Qualifying Transaction	72
Parent Recommendation Change	56
Parent Restricted Share	79
Parent Restricted Stock Unit	79
Parent SEC Documents	32
Parent Share Issuance	29
Parent Shareholder Amended Bye-laws Approval	79
Parent Shareholder Approvals	80
Parent Shareholder Issuance Approval	80
Parent Shareholder Name Change Approval	80
Parent Shareholders Meeting	59
Parent Superior Proposal	56
Parent Termination Fee	72
Parent Third Party	55
Parent Title IV Plan	36
Parent Triggering Event	79
Parent Undesignated Shares	30
PBGC	19
Permitted Liens	27
person	80
Pre-Merger Financing Transaction	51
Release	26
Representative	52
Required Consents	60
Restraints	67
Sarbanes-Oxley Act	15
SEC	10
Securities Act	15
subsidiary	80
Surviving Corporation	2

Tax	22
Tax Return	22
Taxes	22
Taxing Authority	22
Termination Fees	72
Transactions	1
VAT	73
Willful Breach	80

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2016 (this “Agreement”), by and among MARKIT LTD., a Bermuda company (“Parent”), MARVEL MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and IHS INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation and a wholly-owned, indirect, subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, each share of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of the Company Common Stock to be cancelled in accordance with Section 3.1(b)) shall be cancelled and each holder of such shares of the Company Common Stock shall have the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the Merger and this Agreement, determined that the consummation of the transactions contemplated hereby (the “Transactions”) is advisable and fair to, and in the best interest of, the Company and its stockholders and resolved to recommend that the Company’s stockholders approve and adopt this Agreement pursuant to the DGCL;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement, determined that the consummation of the Transactions is in the best interest of Parent and its shareholders and resolved to recommend that Parent’s shareholders vote to approve the Parent Share Issuance (as defined below), the Parent Name Change (as defined below) and the Parent Amended Bye-laws (as defined below);

WHEREAS, the Board of Directors of Merger Sub has unanimously adopted resolutions approving the Merger and this Agreement, determined that the consummation of the Transactions is advisable and fair to, and in the best interest of, Merger Sub and its sole shareholder and resolved to recommend that Merger Sub’s sole shareholder approve and adopt this Agreement pursuant to the DGCL; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly owned indirect subsidiary of Parent and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”), duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective on such time on the Closing Date as shall be agreed by Parent and the Company and specified in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Transaction. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.5 Transaction Steps. After the date of this Agreement, Parent and the Company shall cooperate in good faith to prepare and agree on a mutually acceptable plan of specific transaction steps relating to the Merger and the anticipated timing for completing such transaction steps.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1 Name, Exchange and Trading Symbol. The parties shall cause, prior to or as of the Effective Time, (a) the name of Parent to be changed to “IHS Markit Ltd.”, (b) the Parent Common Shares to be listed on the NASDAQ Global Market or the New York Stock Exchange as shall be mutually agreed upon by the Company and Parent (as so agreed, the “Exchange”) prior to the Effective Time and (b) the ticker symbol of Parent to be changed to a ticker symbol as shall be mutually agreed upon by the Company and Parent prior to the Effective Time.

Section 2.2 Governance Matters.

(a) Board of Directors of Parent.

(i) Subject to Section 2.2(a)(ii), the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (A) the Board of Directors of Parent to be comprised of six directors selected by the Company and identified in writing to Parent and five directors selected by Parent and identified in writing to the Company (for a total of eleven directors), with each class of directors of the Board of Directors of Parent to be made up, as near as possible, of an equal number of directors selected by the Company and directors selected by Parent, and (B) Jerre Stead to be the Chairman of the Board of Directors of Parent, in each case to hold such seat in accordance with the Parent Amended Bye-laws.

(ii) If, as of the Effective Time, Jerre Stead is unwilling or unable to serve as a director of Parent as a result of his death, disability, disqualification, resignation or removal as a director of the Company, then the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (A) the Board of Directors of Parent to be comprised of five directors selected by the Company and identified in writing to Parent and five directors selected by Parent and identified in writing to the Company (for a total of ten directors), with each class of directors of the Board of Directors Parent to be made up, as near as possible, of an equal number of directors selected by the Company and directors selected by Parent, and (B) Lance Uggla to be the Chairman of the Board of Directors of Parent, in each case to hold such seat in accordance with the Parent Amended Bye-laws.

(iii) The new members appointed to the Board of Directors of Parent shall be appointed by the Board of Directors of Parent in accordance with the Parent Bye-laws. Parent shall use its reasonable best efforts to cause to be delivered to the Company resignations effective upon the Effective Time executed by the directors of Parent in office as of immediately prior to the Effective Time who will not be continuing in office after the Effective Time.

(b) Committees of Parent. The Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, each committee of the Board of Directors of Parent to be comprised of an equal number of directors selected by each of the Company and Parent to serve on the Board of Directors of Parent in accordance with the Parent Amended Bye-laws.

(c) Officers of Parent. Subject to the following sentence, the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (i) Jerre Stead, the current Chief Executive Officer of the Company, to serve as Chief

Executive Officer of Parent, (ii) Lance Uggla, the current Chief Executive Officer of Parent, to serve as President of Parent and (iii) such other individuals as mutually agreed by Parent and the Company to serve as the other officers of Parent, in each case to hold such office in accordance with the Parent Amended Bye-laws. If, as of the Effective Time, Jerre Stead is unwilling or unable to serve as Chief Executive Officer of Parent as a result of his death, disability, disqualification, resignation or removal as Chief Executive Officer of the Company, then the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, Lance Uggla to serve as Chief Executive Officer of Parent, to hold such office in accordance with the Parent Amended Bye-laws.

(d) Tax Residency. It is the intention of the parties that, following the consummation of the Transactions, Parent will continue to be, and the parties will take all reasonable actions necessary to ensure that Parent remains, resident in the United Kingdom for tax purposes.

Section 2.3 Organizational Documents.

(a) At the Effective Time, the Parent Bye-laws shall be amended and restated to read in their entirety as the Bye-laws set forth in Exhibit A (the “Parent Amended Bye-laws”).

(b) At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

(c) From and after the Effective Time, the persons listed on Section 1.5 of the Company Disclosure Letter shall be the initial directors of the Surviving Corporation (unless otherwise agreed to in writing by Parent and the Company), and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock of the Company.

(a) Conversion of the Company Common Stock and the Merger Sub Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub, or the holders of any shares of the Company Common Stock (or options thereon):

(i) Each issued and outstanding share of the Company Common Stock (other than any shares of the Company Common Stock to be cancelled pursuant to Section 3.1(b)) shall be converted into the right to receive 3.5566 (the “Exchange Ratio”) fully paid and nonassessable Parent Common Shares, together with cash in lieu of fractional Parent Common Shares as specified below, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time, each holder of a Certificate or Book-Entry Share representing any shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii) Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for the cancellation of the shares of Merger Sub common stock and the funding of the aggregate Merger Consideration by Parent, the Surviving Corporation shall issue an equivalent number of fully paid and non-assessable shares of common stock, par value $0.01 per share, all of which shares shall be held by a subsidiary of Parent, and which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(b) Cancellation of Treasury Shares. Each share of the Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into the Company Common Stock or Parent Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of the Company Common Stock or Parent Common Shares issued and outstanding after the date hereof and prior to the Effective Time.

(d) Treatment of the Company Equity Awards.

(i) Each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, with the aggregate number of Parent restricted share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined by multiplying the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by the Exchange Ratio.

(ii) Each Company PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, with the aggregate number of Parent restricted share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined by multiplying the number (A) of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time by (B) the Exchange Ratio, provided that, except as set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, each unvested Company PSU Award outstanding immediately prior to the Effective Time shall be converted into Parent restricted share units vesting on the February 1 following the expiration of the applicable performance period under the Company PSU Award, with respect to a number of Parent Common Shares, with the aggregate number of Parent restricted share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined based on the percentages set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, under the terms of the Company PSU Award and multiplied by the Exchange Ratio.

(iii) Each Company DSU Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent deferred share unit award on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, with the aggregate number of Parent deferred share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined by multiplying the number of shares of Company Common Stock subject to such Company DSU Award immediately prior to the Effective Time by the Exchange Ratio.

(iv) Effective as of the Effective Time, Parent shall assume (A) the Company RSU Awards, Company PSU Awards and Company DSU Awards that are outstanding immediately prior to the Effective Time (collectively, the “Company Equity Awards”) in accordance with the terms of this Section 3.1(d) and (B) sponsorship of each Company Equity Plan, provided that references to the Company therein shall thereupon be deemed references to Parent and references to Company Common Stock therein shall be deemed references to Parent Common Shares with appropriate equitable adjustments to reflect the Transactions.

(v) Prior to the Effective Time, the Board of Directors of the Company or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Equity Awards and the Company Equity Plans as contemplated by this Section 3.1(d).

(vi) As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of Parent Common Shares necessary to fulfill Parent’s obligations under this Section 3.1(d). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 3.1(d).

(e) No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

Section 3.2 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, at or prior to the Effective Time, Parent or Merger Sub shall deposit or cause to be deposited with the Exchange Agent for the benefit of holders of shares of Company Common Stock evidence of Parent Common Shares representing the aggregate amount of Parent Common Shares sufficient to deliver the Merger Consideration (such shares, together with any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole Parent Common Shares and/or cash, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of Parent Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Shares to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

(d) No Further Ownership Rights in Company Common Stock. All Parent Common Shares issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by Applicable Law.

(e) Fractional Shares.

(i) No certificates representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Shares (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full Parent Common Shares delivered to the Exchange Agent by Parent for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full Parent Common Shares to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the Exchange, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(e).

(f) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Parent for payment of their claim for any Parent Common Shares, any cash in lieu of fractional Parent Common Shares and any dividends or distributions with respect to Parent Common Shares.

(g) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any Parent Common Shares, any cash in lieu of fractional Parent Common Shares or any dividends or distributions with respect to Parent Common Shares in respect of such

Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

(h) Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided, that no losses on such investments shall affect the cash payable to former holders of shares of the Company Common Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(i) Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of the Company Common Stock formerly represented thereby, any cash in lieu of fractional Parent Common Shares, and unpaid dividends and distributions on Parent Common Shares deliverable in respect thereof, pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Company. Except as set forth in any Company SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Company Filed SEC Documents”) and filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by the Company to Parent prior to the date of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), the Company represents and warrants to Parent as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to or made available to Parent prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Bylaws of the Company not filed as of the date of this Agreement with the Company Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject (in the case of the Merger) to the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the state of Delaware. The Board of Directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company: (a) determined that entering this Agreement and consummating the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting, and, subject to Section 5.2(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its subsidiaries, under (A) the Company Certificate of Incorporation or the Bylaws of the Company or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on the Company or (2) prevent or materially delay the consummation of any of the Transactions.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (B) the filing with the SEC of (x) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, together with the proxy statement relating to the Parent Shareholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (the “Form F-4”) and (z) such reports under Section 13(a) or

15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware and appropriate documents with the relevant authorities of other states in which the Company and Parent or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the Exchange to permit the Parent Common Shares that are to be issued in the Merger to be listed on the Exchange; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on the Company or (2) prevent or materially delay the consummation of any of the Transactions.

(c) Capital Structure.

(i) The authorized capital stock of the Company consists of 160,000,000 shares of Company Common Stock and 1,600,000 shares of preferred stock, without par value per share (the “Company Preferred Stock”). At the close of business on March 17, 2016 (the “Company Measurement Date”), (A) 67,426,093 shares of Company Common Stock were issued and outstanding, (B) 3,653,427 shares of Company Common Stock were held by the Company in its treasury, (C) no shares of Company Preferred Stock were issued and outstanding, (D) 942,982 shares of Company Common Stock were subject to issuance pursuant to Company RSU Awards, (E) 1,477,878 shares of Company Common Stock were subject to issuance pursuant to Company PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels taking into account the conversion percentages set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, where applicable), and (F) 139,750 shares of Company Common Stock were subject to issuance pursuant to Company DSU Awards. The Company has provided to Parent a true and complete list of all Company RSU Awards, Company PSU Awards and Company DSU Awards, including with respect to each such award, as applicable, the date of grant, vesting schedule, expiration date and number of shares of Company Common Stock subject thereto. Five Business Days prior to the Closing Date, the Company shall provide to Parent a revised version of such information, updated as of such date.

(ii) All outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Company Measurement Date resulting from the issuance of shares of Company Common Stock pursuant to Company RSU Awards, Company PSU Awards or Company DSU Awards or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of the Company, (y) any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of the Company or (z) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries (including any subsidiary trust), or obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of the Company, and (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries.

(i) The subsidiaries set forth on Section 4.1(d)(i) of the Company Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii) There are no outstanding (A) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of the Company or (C) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) The Company and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since December 1, 2012 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the Company SEC Documents (the “Company Financial Statements”) were prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in the Company’s audited balance sheet as of November 30, 2015 (or the notes thereto) as included in the Company Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since November 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(iv) the Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since December 1, 2012, none of the Company, the Company’s independent accountants, the Board of Directors of the Company or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other Company SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From November 30, 2015, through the date of this Agreement, other than with respect to the Transactions, the businesses of the Company and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) Since November 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) The Company, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of the Company and its subsidiaries (the “Company Permits”), except where the failure to have any such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, “Applicable Laws”) relating to the Company and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Neither the Company nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of any of the Transactions.

(i) Litigation. There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of any of the Transactions.

(j) Benefit Plans.

(i) Section 4.1(j)(i) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan or, in the case of employment or offer letters or agreements, forms thereof that are substantially the same as any individual agreements. With respect to each material Company Benefit Plan, the Company has made available, upon request, to Parent complete and accurate copies of (A) such Company Benefit Plan and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (E) the most recently received IRS determination letter or opinion, if applicable.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by the Company or its subsidiaries as of the Effective Time pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither the Company nor any of its subsidiaries has engaged in a transaction in connection with which the Company or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of the Company, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.1(j)(iii) of the Company Disclosure Letter, none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) Section 4.1(j)(v) of the Company Disclosure Letter sets forth each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Company Title IV Plan”). With respect to each Company Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Company Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of the Company, is expected to be incurred by the Company or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Company Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of the Company, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Title IV Plan, or any material change in the manner in which contributions to any Company Title IV Plan are made or the basis on which such contributions are determined.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or its subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 or Section 4985 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, all the Company Benefit Plans subject to the laws of any jurisdiction outside of the United

States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Neither the Company nor any of its subsidiaries is a party to or bound by, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any of its subsidiaries is subject to a (and during the three-year period preceding the date of this Agreement, there has not been any) labor dispute, strike or work stoppage except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its subsidiaries is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its subsidiaries, other than (x) any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to (i) be material to the Company or (ii) prevent the execution of this Agreement or the consummation of the Transactions or (y) any such consents or notifications that are attributable to the combined employee population resulting from the Transactions.

(l) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i) (A) All Tax Returns required to be filed by the Company and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns have been paid, (D) all Taxes of the Company or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Company Financial Statements and (E) the Company and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii) (A) No audits or other administrative proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its subsidiaries may be liable, which has not been fully paid or finally settled.

(iv) Neither the Company nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for the payment of Taxes of any person (other than the Company or any of its subsidiaries) as a successor or transferee.

(v) None of the assets of the Company or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi) Neither the Company nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 as relates to Section 355) (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(viii) Neither the Company nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ix) Section 4.1(l)(ix) of the Company Disclosure Letter sets forth, for each calendar quarter ending after January 1, 2010, the aggregate repurchases by the Company of shares of capital stock or other voting securities of the Company, including the number of shares repurchased, the average purchase price for such repurchases, and the aggregate purchase price of such repurchases. The Company has made no other distributions with respect to its capital stock or other voting securities since January 1, 2010 until the date hereof.

(x) As used in this Agreement, “Tax” or “Taxes” means all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not, and any liability for any of the foregoing as transferee or as a result of being party to any Tax sharing agreement other than any agreement the principal purpose of which is not the sharing of Taxes. “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes. “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto filed or required to be filed with any Taxing Authority relating to Taxes.

(m) Voting Requirements. The affirmative vote at the Company Stockholders Meeting of the holders of a majority of all outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is necessary to adopt this Agreement. The Company Stockholder Approval is the only vote of holders of any securities of the Company or its subsidiaries necessary to approve and consummate the Transactions.

(n) Takeover Statutes and Charter Provisions. Assuming that neither Parent nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL, the Board of Directors of the Company has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to the Company or any of its subsidiaries in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its subsidiaries is subject, party or otherwise bound.

(o) Intellectual Property.

(i) the Company and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The conduct of the Company’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No claims are pending or, to the knowledge of the Company, threatened in writing adversely affecting the Intellectual Property rights of the Company, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of the Company or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii) As used in this Agreement, “Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), rights in computer programs and computer databases and related data, technology, trade secrets, confidential business information (including confidential ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

(p) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $50,000,000 or any guarantee thereof, or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of the Company and its subsidiaries (including, for purposes of this Section 4.1(p), Parent and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Company Material Contracts”). The Company has delivered or made available to Parent, prior to the date of this Agreement, true and complete copies of all the Company Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Company Filed SEC Documents. Each Company Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and the Company and each subsidiary of the Company have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(q) Environmental Protection.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company:

(A) the Company and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither the Company nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that the Company or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(B) the Company and each of its subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the material Environmental Permits.

(C) There are no Environmental Claims pending or, to the knowledge of the Company, threatened in writing (I) against the Company or any of its subsidiaries, (II) to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (III) against any real or personal property or operations which the Company or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.

(D) There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(ii) Definitions. As used in this Agreement:

(A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, requests for information, orders or written notices of noncompliance or violation by any person or entity (including any Governmental Entity), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries (for purposes of this Section 4.1(q)) or by Parent or any of its subsidiaries (for purposes of Section 4.2(q)), (II) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (III) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(B) “Environmental Laws” means all federal, state, foreign and supranational and local laws, rules and regulations, including civil and common laws, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(C) “Hazardous Materials” means (I) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (II) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (III) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries operates (for purposes of this Section 4.1(q)) or in which Parent or any of its subsidiaries operates (for purposes of Section 4.2(q)).

(D) “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(r) Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or anti-bribery laws, (ii) the Company and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and anti-bribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither the Company nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (A) the Company and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable the Company Permits and Applicable Laws with respect to the Company and its subsidiaries, (C) there are no existing (or to the Company’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, the Company and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure. As used herein, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Company Filed SEC Documents or Parent Filed SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as any mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against the Company or Parent, as the case may be, with respect to which the Company or Parent, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (B) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from licenses of Intellectual Property, (F) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or Parent, as the case may be, in the ordinary course of business, (G) leases, subleases, licenses and occupancy agreements by the Company or Parent, as the case may be, as landlord, sublandlord or licensor, (H) Liens disclosed on any title insurance policy held by the Company or Parent, as the case may be, in existence on the date of this Agreement, and (I) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(t) Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock (other than Parent and its affiliates). An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after receipt thereof by the Board of Directors of the Company. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(u) Brokers. Except for fees payable to the Company Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

(v) Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, (a) all current, insurance policies and contracts of the Company and its subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither the Company nor any of its subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in any Parent SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Parent Filed SEC Documents”) and filed with the SEC since June 19, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Parent to the Company prior to the date of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent, Merger Sub and the other subsidiaries of Parent is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent, Merger Sub and the other subsidiaries of Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered to or made available to the Company prior to the date of this Agreement true and complete copies of any amendments to its Certificate of Incorporation, Memorandum of Association (the “Parent Memorandum of Association”) and Bye-laws (the “Parent Bye-laws”) not filed as of the date of this Agreement with the Parent Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the issuance of Parent Common Shares in the Merger (the “Parent Share Issuance”), the name change of “Markit Ltd.” to “IHS Markit Ltd.” (the “Parent Name Change”) and the Parent Amended Bye-laws) to the Parent Shareholder Approvals and (in the case of Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this Agreement), to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject (in the case of the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws) to the Parent Shareholder Approvals and (in the case of Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the state of Delaware. The Board of Directors of Parent (at a meeting duly called and held) has, by the unanimous vote of all directors of Parent: (a) determined that entering this Agreement and consummating the Transactions, including the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws, are advisable and fair to, and in the best interests of, Parent and its shareholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws; and (c) recommended that the shareholders of Parent vote in favor of the approval of the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws, and, subject to Section 5.3(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except for the Enforceability Exceptions.

(ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries, under (A) the Parent Memorandum of Association or the Parent Bye-laws or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Parent or any of its subsidiaries is a party or by which Parent, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent or materially delay the consummation of any of the Transactions.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or any other subsidiaries of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) a proxy statement relating to the Parent Shareholders Meeting (as defined in Section 6.1(c)), (y) the Form F-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware and appropriate documents with the relevant authorities of other states in which Parent and the Company or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the Exchange to permit the Parent Common Shares that are to be issued in the Merger to be listed on the Exchange; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent or materially delay the consummation of any of the Transactions.

(c) Capital Structure.

(i) The authorized share capital of Parent consists of 3,000,000,000 Parent Common Shares and undesignated shares, par value $0.01 per share (the “Parent Undesignated Shares”). At the close of business on March 16, 2016 (the “Parent Measurement Date”), (A) 201,659,059 Parent Common Shares were issued and outstanding (of which, (1) 25,219,470 Parent Common Shares were held by the Employee Benefit Trust (as defined in the Parent Disclosure Letter) and (2) 176,439,589 Parent Common Shares were held by other shareholders), (B) no Parent Common Shares were held by Parent in its treasury, (C) no shares of Parent Undesignated Shares were issued and outstanding, (D) there were 3,131,373 Parent Common Shares that were Parent Restricted Shares, (E) 50,651,572 Parent Common Shares were subject to issuance pursuant to outstanding Parent Options and (F) 106,070 Parent Common Shares were subject to issuance pursuant to Parent Restricted Stock Units. Parent has provided to the Company a true and complete list of each tranche of Parent Options, including with respect to each such tranche, the date of grant, vesting schedule, expiration date and the aggregate number of shares of Parent Common Shares subject to such tranche. Five Business Days prior to the Closing Date, the Company shall provide to Parent a revised version of such information, updated as of such date.

(ii) All issued and outstanding shares of Parent are, and all shares of Parent that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Parent Measurement Date resulting from the issuance of Parent Common Shares pursuant to Parent Options and awards of Parent Restricted Shares and Parent Restricted Stock Units, or as expressly permitted by Section 5.1(b)(ii), (A) there are not issued and outstanding (x) any shares or other voting securities of Parent, (y) any securities of Parent, Merger Sub or any other subsidiaries of Parent convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of Parent or (z) any warrants, calls, options or other rights to acquire from Parent, Merger Sub or any other subsidiaries of Parent (including any subsidiary trust), or obligations of Parent, Merger Sub or any other subsidiaries of Parent to issue, any shares, capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of Parent, and (B) there are no outstanding obligations of Parent, Merger Sub or any other subsidiaries of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other agreements or understandings to which Parent, Merger Sub or any other subsidiaries of Parent is a party with respect to the voting of shares, capital stock or other equity interest of Parent, Merger Sub or other subsidiaries of Parent. None of Parent, Merger Sub or any other subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

(d) Subsidiaries.

(i) The subsidiaries set forth on Section 4.2(d)(i) of the Parent Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of Parent. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii) There are no outstanding (A) securities of Parent or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from Parent or any of its subsidiaries, or any obligation of Parent or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of Parent, or (C) obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Parent and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since June 19, 2014 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Parent and its subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) were prepared in all material respects in accordance with the International Financial Reporting Standards (“IFRS”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Parent’s audited balance sheet as of December 31, 2015 (or the notes thereto) as included in the Parent Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by IFRS to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(iv) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2013, none of Parent, Parent’s independent accountants, the Board of Directors of Parent or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or such subsidiary’s published financial statements or other Parent SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2015, through the date of this Agreement, other than with respect to the Transactions, the businesses of Parent and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) Since December 31, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Parent, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Parent and its subsidiaries (the “Parent Permits”), except where the failure to have any such Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent, Merger Sub and the other subsidiaries of Parent are in compliance with the terms of the Parent Permits and all Applicable Laws relating to Parent, Merger Sub and the other subsidiaries of Parent or their respective businesses or properties, except where the failure to be in compliance with such Parent Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(ii) Neither Parent nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the consummation of any of the Transactions.

(i) Litigation. There is no Action pending against or, to the knowledge of Parent, threatened in writing against or affecting Parent, Merger Sub or any other subsidiaries of Parent or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the consummation of any of the Transactions.

(j) Benefit Plans.

(i) Section 4.2(j)(i) of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Benefit Plan or, in the case of employment or offer letters or agreements, forms thereof that are substantially the same as any individual agreements. With respect to each material Parent Benefit Plan, Parent has made available, upon request, to the Company complete and accurate copies of (A) such Parent Benefit Plan and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto and (E) the most recently received IRS determination letter or opinion, if applicable.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no Parent Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by Parent or its subsidiaries as of the Effective Time pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with IFRS; (D) neither Parent nor any of its subsidiaries has engaged in a transaction in connection with which Parent or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of Parent, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.2(j)(iii) of the Parent Disclosure Letter, none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) Section 4.2(j)(v) of the Parent Disclosure Letter sets forth each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Parent Title IV Plan”). With respect to each Parent Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Parent Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Parent, is expected to be incurred by Parent or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Parent Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of Parent, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Parent Title IV Plan, or any material change in the manner in which contributions to any Parent Title IV Plan are made or the basis on which such contributions are determined.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or its subsidiaries under any Parent Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Parent or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 or Section 4985 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, all Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Neither Parent nor any of its subsidiaries is a party to, or bound by, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or labor organization. Neither Parent nor any of its subsidiaries is subject to a (and during the three-year period preceding the date of this Agreement, there has not been any) labor dispute, strike or work stoppage except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its subsidiaries is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any of its subsidiaries, other than (x) any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to (i) be material to Parent or (ii) prevent the execution of this Agreement or the consummation of the Transactions or (y) any such consents or notifications that are attributable to the combined employee population resulting from the Transactions.

(l) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(i) (A) All Tax Returns required to be filed by Parent and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns have been paid, (D) all Taxes of Parent or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Parent Financial Statements and (E) Parent and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii) (A) No audits or other administrative proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Parent or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent or any of its subsidiaries may be liable, which has not been fully paid or finally settled.

(iv) Neither Parent nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Parent is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for the payment of Taxes of any person (other than Parent or any of its subsidiaries) as a successor or transferee.

(v) None of the assets of Parent or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi) Neither Parent nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii) Neither Parent nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 as relates to Section 355) (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(viii) Neither Parent nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ix) Parent is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income Tax purposes.

(x) Parent is, and at all times since its formation has been, Tax resident in the United Kingdom.

(xi) Neither Parent nor any member of the Parent “expanded affiliated group” within the meaning of Code Section 7874 (the “Parent EAG”) has (i) issued any options (or similar interests within the meaning of Code Section 7874 and the Treasury regulations promulgated thereunder, collectively “Options”) or (ii) any knowledge that any Options of Parent or any member of the Parent EAG have been transferred or acquired, in each case, with a principal purpose of avoiding the application of Code Section 7874 after the Merger or, in the case of clause (i) only, the probability of exercise of which is remote.

(xii) There have not been and will not be any acquisitions by Parent or any member of the Parent EAG of domestic corporations and/or domestic partnerships, in each case that are part of the same plan or series of transactions as, or that are otherwise related to, the Merger. No stock of Parent has been or will be (i) sold in a public offering related to the Merger or (ii) transferred in a transaction related to the Merger that increases the fair market value of the assets of Parent or decreases the amount of its liabilities.

(xiii) Immediately following the Merger, no stock of Parent will be held by members of the Parent EAG within the meaning of Code Section 7874 other than by Parent as treasury stock.

(m) Voting Requirements. The Parent Shareholder Approvals are the only votes of holders of any securities of Parent or its subsidiaries necessary to approve and consummate the Transactions.

(n) Takeover Statutes and Charter Provisions. Assuming that neither the Company nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested shareholder” of Parent, in each case as defined in Bye-law 74.1(c) of the Parent Bye-laws, the Board of Directors of Parent has taken all action necessary to render the restrictions on “Business Combinations” (as defined in Bye-law 74.1(c) of the Parent Bye-laws) as set forth in Bye-Law 74 of the Parent Bye-laws inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no antitakeover statute or regulation applies with respect to Parent or any of its subsidiaries in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its subsidiaries is subject, party or otherwise bound.

(o) Intellectual Property. Parent and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The conduct of Parent’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. No claims are pending or, to the knowledge of Parent, threatened in writing adversely affecting the Intellectual Property rights of Parent, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Parent or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(p) Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $50,000,000 or any guarantee thereof, or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Parent and its subsidiaries (including, for purposes of this Section 4.2(p), the Company and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Parent Material Contracts”). Parent has delivered or made available to the Company, prior to the date of this Agreement, true and complete copies of all Parent Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Parent Filed SEC Documents. Each Parent Material Contract is valid and binding on Parent (or, to the extent a subsidiary of Parent is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Parent and each subsidiary of Parent have in all material respects performed all obligations required to be performed by them to date under each Parent Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Parent, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(q) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent:

(i) Parent and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither Parent nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Parent or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii) Parent and each of its subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Parent and its subsidiaries are in compliance with all terms and conditions of the material Environmental Permits.

(iii) There are no Environmental Claims, pending or, to the knowledge of Parent, threatened in writing (A) against Parent or any of its subsidiaries, (B) to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (C) against any real or personal property or operations which Parent or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.

(iv) There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its subsidiaries, or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r) Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and its affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Parent and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Parent nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent: (A) Parent and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Parent Permits and Applicable Laws with respect to Parent and its subsidiaries, (C) there are no existing (or to Parent’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, Parent and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Parent nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t) Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan Securities LLC (the “Parent Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair from a financial point of view to Parent. An executed copy of such opinion will be made available to the Company solely for informational purposes promptly after receipt thereof by the Board of Directors of Parent. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(u) Brokers. Except for fees payable to the Parent Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

(v) No Merger Sub Activity. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

(w) Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the date hereof, (a) all current, insurance policies and contracts of Parent and its subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Parent nor any of its subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business.

(a) Conduct of Business by the Company. Except as set forth in Section 5.1(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of a Company Equity Award under a Company Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under a Company Equity Plan that are outstanding on the date of this Agreement);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of Company Equity Awards under the Company Equity Plans and outstanding as of the date of this Agreement in accordance with their present terms and (B) Company Equity Awards granted in accordance with Section 5.1(a)(ix)(C);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Company Material Contract except in connection with any amendments to, and normal renewals of, Company Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of the Company or its subsidiaries containing (1) any material restriction on the ability of the Company or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on Parent or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of Company Material Contracts;

(iv) (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except (x) in the case of clauses (A) and (C), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned subsidiaries of the Company, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000; (y) in the case of clause (B), any transactions involving only the direct or indirect wholly-owned subsidiaries of the Company; and (z) each of clauses (A), (B) and (C) are subject to the restrictions set forth in Section 6.3;

(v) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of the Company or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of the Company or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations, or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under the Company’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company indebtedness solely involving the Company and/or direct or indirect wholly-owned subsidiaries, (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $50,000,000 in the aggregate outstanding at any time incurred by the Company or any of its subsidiaries other than in accordance with clauses (A) through (C), or (E) guarantees by the Company of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(a)(vi);

(vii) without limiting Section 6.13, waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is material to the business of the Company and its subsidiaries, taken as a whole;

(viii) (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $30,000,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date, (C) take any action which would reasonably be expected to cause the Company or any subsidiary of the Company to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions or (D) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, provided, that with respect to each of (A) and (D) of this Section 5.1(a)(viii), any such elections or changes, as applicable, occurring during the period from the date of this Agreement through the Closing Date would not reasonably be expected to have an impact in excess of a $30,000,000 income statement expense;

(ix) except as required by Applicable Law or any Company Benefit Plan, (A) increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice), (B) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay (other than severance payments made in connection with the termination of employment of employees (other than employees with the title of senior vice president or above) occurring in the ordinary course of business consistent with past practice), (C) grant any equity or equity-based awards except for the grants of Company Equity Awards pursuant to the Company Equity Plans in the ordinary course of business consistent with past practice in connection with the hirings of new employees, provided that any such grants of Company Equity Awards, together with all other grants of Company Equity Awards on or after the Company Measurement Date (including, for the avoidance of doubt, any grants of Company Equity Awards permitted by or contemplated under Section 5.1(a) of the Company Disclosure Letter), shall not provide for the issuance in the aggregate (based on the maximum number of shares of Company Common Stock that may be issued under each such Company Equity Award taking into account the conversion percentages set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, where applicable) of more than 495,000 shares of Company Common Stock, provided, further, that, Company Equity Awards shall only be granted as Company PSU Awards to the extent expressly set forth on Section 5.1(a)(ix) of the Company Disclosure Letter, (D) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (E) enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits), and severance or separation agreements entered into in connection with severance payments to be made in accordance with clause (B) above), (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof), or (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants;

(x) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with the Company’s outside auditor, or (B) as required by Applicable Law;

(xi) make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the amount set forth on Section 5.1(a)(xi) of the Company Disclosure Letter;

(xii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with the Company’s financial accounting policies and procedures and GAAP as determined in consultation with the Company’s outside auditor;

(xiii) amend the Company Certificate of Incorporation or Bylaws of the Company; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(b) Conduct of Business by Parent. Except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by the Company in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Parent to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its shares or capital stock, (B) split, combine or reclassify any of its shares or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares or shares of capital stock of Parent or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of an award under a Parent Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any equity or equity-based awards granted under a Parent Equity Plan that are outstanding on the date of this Agreement), except pursuant to the Parent share repurchase programs announced prior to the date hereof and set forth on Section 5.1(b)(i)(C) of the Parent Disclosure Letter;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of Parent Equity Awards granted under the Parent Equity Plans and outstanding as of the date of this Agreement in accordance with their present terms, (B) Parent Equity Awards granted in accordance with Section 5.2(a)(ix)(C);and (C) pursuant to the Parent share repurchase programs announced prior to the date hereof and set forth on Section 5.1(b)(i)(C) of the Parent Disclosure Letter);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Parent Material Contract except in connection with any amendments to, and normal renewals of, Parent Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Parent or its subsidiaries containing (1) any material restriction on the ability of Parent or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on Parent or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of Parent Material Contracts;

(iv) (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except, (x) in the case of clauses (A) and (C), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned subsidiaries of Parent, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000; (y) in the case of clause (B), transactions involving only the direct or indirect wholly-owned subsidiaries of Parent (other than Merger Sub); and (z) each of clauses (A), (B) and (C) are subject to the restrictions set forth in Section 6.3;

(v) (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of Parent or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of Parent or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under Parent’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company indebtedness solely involving Parent and/or direct or indirect wholly-owned subsidiaries, (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $50,000,000 in the aggregate outstanding at any time incurred by Parent or any of its subsidiaries other than in accordance with clauses (A) through (C), or (E) guarantees by Parent of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(b)(vi);

(vii) without limiting Section 6.13, waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is material to the business of Parent and its subsidiaries, taken as a whole;

(viii) (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $30,000,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date, (C) take any action which would reasonably be expected to cause the Company or any subsidiary of the Company to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions or (D) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes; provided, that with respect to each of (A) and (D) of this Section 5.1(b)(viii), any such elections or changes, as applicable, occurring during the period from the date of this Agreement through the Closing Date would not reasonably be expected to have an impact in excess of a $30,000,000 income statement expense;

(ix) except as required by Applicable Law or any Parent Benefit Plan, (A) increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice), (B) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay (other than severance payments made in connection with the termination of employment of employees (other than employees with the title of managing director or above) occurring in the ordinary course of business consistent with past practice), (C) grant any equity or equity-based awards except for the granting of Parent Equity Awards pursuant to the Parent Equity Plans in the ordinary course of business consistent with past practice in connection with the hirings of new employees, (D) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (E) enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits), and severance or separation agreements entered into in connection with severance payments to be made in accordance with clause (B) above), (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Parent Benefit Plan (or a plan or arrangement that would be a Parent Benefit Plan if in existence as of the date hereof), or (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants;

(x) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by IFRS, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Parent’s outside auditor or (B) as required by Applicable Law;

(xi) make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the amount set forth on Section 5.1(b)(xi) of the Parent Disclosure Letter;

(xii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with Parent’s financial accounting policies and procedures and IFRS as determined in consultation with Parent’s outside auditor;

(xiii) amend the Parent Memorandum of Association or the Parent Bye-laws; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(c) Other Actions. Except as required by law, during the period from the date of this Agreement to the Effective Time, neither the Company nor Parent shall, nor shall either permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, prevent or materially delay the satisfaction of any of the conditions to the Merger set forth in Article VII.

(d) Financing Cooperation.

(i) Subject to the limitation set forth in Section 5.1, during the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with each party’s indentures or other documents governing or relating to indebtedness with respect to any financing matters concerning the Company, Parent and the Transactions.

(ii) The parties hereto acknowledge and agree that, prior to the Effective Time, subject to the limitation set forth in Section 5.1, it may be necessary for the Company and/or Parent to enter into financing transactions (including, without limitation, the raising of new financing, the refinancing of existing indebtedness, the retirement, prepayment or redemption of existing indebtedness and/or producing amendments, amendment and restatements, modifications, waivers or consents in relating to existing indebtedness) (any such financing transaction, a “Pre-Merger Financing Transaction”). In connection with any Pre-Merger Financing Transaction, the parties hereto shall, and shall cause their subsidiaries and their respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents, financial advisors and other advisors and representatives to cooperate and use their reasonable best efforts to provide such information and documentation to each other as may be necessary or reasonably desirable in connection with the structuring, marketing and execution of any Pre-Merger Financing Transaction, including (A) participating in meetings and due diligence sessions and rating agency presentations in connection with the Pre-Merger Financing Transaction and preparing materials in connection therewith, (B) assisting with the preparation of any portion of the disclosure in relation to the Pre-Merger Financing Transaction that relates to the Merger or the Transactions (including any historical and pro forma financial information and operational data), (C) executing and delivering any pledge and security document, guarantees, indentures, other definitive financing documents, and other certificates or documents and legal opinions as may be reasonably requested (provided such documents will not take effect until the Effective Time) and (D) delivering, or procuring the delivery of, such information, certificates, authorization letters, comfort letters, representation letters and other documents as may be necessary or desirable by any party to any such Pre-Merger Financing Transaction (including, without limitation, any investment or commercial banks appointed in any capacity with respect to any Pre-Merger Financing Transaction). Neither party shall enter into any Pre-Merger Financing Transaction, or incur any fees and expenses in connection with any Pre-Merger Financing Transaction that would be subject to reimbursement under Section 6.5, without the other party’s prior written consent (not to be unreasonably withheld); provided that, for the avoidance of doubt, consent shall not be required for (x) any inter-company indebtedness solely involving Parent and/or direct or indirect wholly-owned subsidiaries of Parent or solely involving the Company and/or direct or indirect wholly-owned subsidiaries of the Company and (y) any other action permitted by Section 5.1(a)(vi) or Section 5.1(b)(vi), as applicable.

(iii) Notwithstanding anything to the contrary in this Section 5.1(d), neither the Company nor Parent shall be required to (x) enter into any Pre-Merger Financing Transaction that is not conditioned upon the consummation of the Merger or (y) disclose any information pursuant to this Section 5.1(d) to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (B) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (A) through (C) of this Section 5.1(d), the Company or Parent, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and Parent and (3) in the case of clauses (A) through (C), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

Section 5.2 No Solicitation by the Company.

(a) The Company shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.2; provided, however, that if, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.2(a) constitutes or could reasonably be expected to result in a Company Superior Proposal, subject to compliance with Section 5.2(c), the Company and its Representatives may (A) furnish information with respect to the Company and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” terms) generally no less restrictive than the terms of the confidentiality agreement, dated December 24, 2015, as amended, entered into between the Company and Parent (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Company Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Parent and its subsidiaries (including Merger Sub) (such person (or group of persons), a “Company Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the issued and outstanding shares of Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries taken as a whole or (iv) any disposition of assets to a Company Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Company Recommendation Change”), provided, that nothing herein shall restrict or otherwise limit the Company from making accurate disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of the Company or, so long as the Company provides Parent with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute a Company Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Company Recommendation Change), so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by the Board of Directors of the Company or (iii) cause the Company or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Company Alternative Transaction or requiring, or reasonably likely to cause, the Company to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after it has received a Company Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) effect a Company Recommendation Change, but only at a time that is after the fourth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Company Superior Proposal specifying the material terms and conditions of such Company Superior Proposal, identifying the person making such Company Superior Proposal and stating that it intends to make a Company Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Company Superior Proposal, the Board of Directors of the Company may only effect a Company Recommendation Change after the later of (x) the fourth business day following Parent’s receipt of the initial written notice advising Parent of the Company Superior Proposal and (y) the second business day following Parent’s receipt of written notice from the Company advising Parent of the modification to such terms and conditions; and provided further that during such four or two business day notice period, as applicable, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the proposal to enter into a Company Alternative Transaction no longer constitutes a Company Superior Proposal. For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Company Third Party to enter into a

Company Alternative Transaction (with all references to 20% in the definition of Company Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.2(a), (B) is on terms that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the Company’s stockholders than the Transactions, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Parent in response to such proposal to enter into a Company Alternative Transaction and the identity of the person making such proposal to enter into a Company Alternative Transaction), and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company shall promptly, and in any event within 24 hours of receipt thereof, advise Parent orally and in writing of any request for information or of any proposal relating to a Company Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. The Company shall (i) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between the Company or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Company Recommendation Change shall be subject to the provisions of Section 5.2(b).

Section 5.3 No Solicitation by Parent.

(a) Parent shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representatives retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.3; provided, however, that if, at any time prior to obtaining the Parent Shareholder Approvals, the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.3(a) constitutes or could reasonably be expected to result in a Parent Superior Proposal, subject to compliance with Section 5.3(c), Parent and its Representatives may (A) furnish information with respect to Parent and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” terms) generally no less restrictive than the terms of the Confidentiality Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Parent Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than the Company and its subsidiaries (such persons (or group of persons), a “Parent Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the issued and outstanding Parent Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, whether from Parent or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Parent Third Party acquires or would acquire, directly or indirectly, assets or businesses of Parent or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Parent Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Parent and any entity surviving any merger or combination including any of them) of Parent or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries taken as a whole or (iv) any disposition of assets to a Parent Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 5.3(b), neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the Company, the approval or recommendation by such Board of Directors or such committee of the Parent Share Issuance, the Parent Name Change or the Parent Amended Bye-laws or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Parent Recommendation Change”), provided, that nothing herein shall restrict or otherwise limit Parent from making accurate disclosure to its shareholders of factual information regarding the business, financial condition or results of operations of Parent or, so long as Parent provides the Company with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute a Parent Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Parent Recommendation Change), so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by the Board of Directors of Parent or (iii) cause Parent or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Parent Alternative Transaction or requiring, or reasonably likely to cause, Parent to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Parent Shareholder Approvals, the Board of Directors of Parent determines in good faith, after it has received a Parent Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Parent may (subject to this and the following sentences) effect a Parent Recommendation Change, but only at a time that is after the fourth business day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent has received a Parent Superior Proposal specifying the material terms and conditions of such Parent Superior Proposal, identifying the person making such Parent Superior Proposal and stating that it intends to make a Parent Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Parent Superior Proposal, the Board of Directors of Parent may only effect a Parent Recommendation Change after the later of (x) the fourth business day following the Company’s receipt of the initial written notice advising the Company of the Parent Superior Proposal and (y) the second business day following the Company’s receipt of written notice from Parent advising the Company of the modification to such terms and conditions; and provided further that during such four or two business day notice period, as applicable, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the proposal to enter into a Parent Alternative Transaction no longer constitutes a Parent Superior Proposal. For purposes of this Agreement, a “Parent Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Parent Third Party to enter into a Parent Alternative Transaction (with all references to 20% in the definition of Parent Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.3(a), (B) is on terms that the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to Parent’s shareholders than the Transactions, taking into account all relevant factors (including any changes to this Agreement that may be proposed by the Company in response to such proposal to enter into a Parent Alternative Transaction and the identity of the person making such proposal to enter into a Parent Alternative Transaction) and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c) In addition to the obligations of Parent set forth in Sections 5.3(a) and 5.3(b), Parent shall promptly, and in any event within 24 hours of receipt thereof, advise the Company orally and in writing of any request for information or of any proposal relating to a Parent Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. Parent shall (i) keep the Company reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii)

provide to the Company as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Parent or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d) Nothing contained in this Section 5.3 shall prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Parent Recommendation Change shall be subject to the provisions of Section 5.3(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Form F-4 and the Joint Proxy Statement; Stockholders’ and Shareholders’ Meetings.

(a) As soon as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement, and Parent shall prepare and cause to be filed with the SEC the Form F-4 with respect to the Parent Common Shares issuable in the Merger, in which the Joint Proxy Statement shall be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement received from the SEC. Parent and the Company shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form F-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form F-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form F-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Company Recommendation Change or a Parent Recommendation Change. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s shareholders, in each case as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company, Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form F-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company and shareholders of Parent.

(b) The Company shall, as promptly as practicable after the Form F-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval and shall subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. The Company may only postpone or adjourn the Company Stockholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting; provided, however, that the Company shall postpone or adjourn the Company Stockholders Meeting up to two (2) times for up to thirty days each time upon the request of Parent if necessary to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval.

(c) Parent shall, as promptly as practicable after the Form F-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) in accordance with the Companies Act 1981 of Bermuda and the Parent Bye-laws for the purpose of obtaining the Parent Shareholder Approvals and shall subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its shareholders the adoption of this Agreement. Parent may only postpone or adjourn the Parent Shareholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approvals, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Parent prior to the Parent Shareholders Meeting; provided, however, that Parent shall postpone or adjourn the Parent Shareholders Meeting up to two (2) times for up to thirty days each time upon the request of the Company if necessary to solicit additional proxies for the purpose of obtaining the Parent Shareholders Approvals.

(d) The Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e) The only matters to be voted upon at each of the Company Stockholders Meeting and the Parent Shareholders Meeting are (i) in the case of the Company, the Merger, (ii) in the case of Parent, the Parent Share Issuance, the Parent Name Change, and the Parent Amended Bye-laws, (iii) any adjournment or postponement of the Company Stockholders Meeting or the Parent Shareholders Meeting, as applicable, and (iv) any other matters as are required by Applicable Law.

Section 6.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that the foregoing shall not require the Company and Parent to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.2, the Company or Parent, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company or Parent and (3) in the case of clauses (i) through (iii), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Each of the Company and Parent shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 6.3 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement, (v) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger and (vi) unless there has been a Company Recommendation Change made in compliance with Section 5.2(b) (in the case of the Company’s obligation to use its reasonable best efforts) or a Parent Recommendation Change made in compliance with this Section 5.3(b) (in the case of Parent’s obligation to use its reasonable its best efforts), obtaining the Company Stockholder Approval and the Parent Shareholder Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. The parties agree that the use of “reasonable best efforts” in this Section 6.3 shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of such assets or businesses of either party or its Subsidiaries or affiliates and (y) restrictions, or actions that after the Effective Time would limit the Company’s or Parent’s or its other subsidiaries’ or affiliates’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (A) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions, (B) conditioned upon the consummation of the Merger and (C) unless such sale, divestiture, disposition, restriction or action would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole (a “Regulatory Material Adverse Effect”).

(b) The parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission. Each of the parties shall (i) promptly notify the other party of any communication inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii), provided that materials furnished pursuant to this Section 6.3(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 6.4 Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation, the Bylaws of the Company or the governing or organizational documents of any subsidiary of the Company and any indemnification agreements in existence as of the date of this Agreement. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or Parent to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation, the Bylaws of the Company or the governing or organizational documents of any subsidiary of the Company; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Company Certificate of Incorporation or the Bylaws of the Company, and any indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) Parent shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and/or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.4.

(b) For a period of six years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or any of their subsidiaries or provide substitute polices for of not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies (or substitute insurance policies) of the Company in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the prior twelve months (the “Maximum Amount”), and if Parent or the Surviving Corporation is unable to obtain the insurance required by this Section 6.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, the Company may obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount.

(c) The provisions of this Section 6.4 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.5 Fees and Expenses. Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form F-4 and the Joint Proxy Statement (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (iii) with the matters contemplated by Section 5.1(d) (including any commitment fees, consent fees or other similar fees).

Section 6.6 Public Announcements. The Company, Parent, and Merger Sub shall consult with each other before issuing any press release or Financing Disclosure or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or Financing Disclosure or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release, Financing Disclosure or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the first sentence of this Section 6.6 shall not apply with respect to a Company Recommendation Change (or any responses thereto) or a Parent Recommendation Change (or any responses thereto), or the proviso in Sections 5.2(b)(ii) and 5.3(b)(ii) (or any response to a statement made pursuant to Sections 5.2(b)(ii) and 5.3(b)(ii)), (c) the first sentence of this Section 6.6 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the first sentence of this Section 6.6 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 6.6, to the extent replicated in whole or in party in any subsequent press release or other announcement, and (e) the first sentence of this Section 6.6 shall not apply to any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 6.6 and do not reveal material nonpublic information regarding this Agreement or the Transactions. As used above, “Financing Disclosure” means any reference to, or information in connection with, the Merger and the Transactions that is included in any documents to be filed with any person (including the SEC), issued, published and/or distributed by the Company, Parent, or Merger Sub in connection with any financing transaction to be entered into by any of those parties.

Section 6.7 Exchange Listing. The Company and Parent shall use reasonable best efforts to cause the Parent Common Shares issuable under Article III to be approved for listing on the Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.8 Delisting. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.9 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the Transactions, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.10 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

Section 6.11 Employee Benefits.

(a) From and after the Effective Time, Parent shall honor, or shall cause one of its subsidiaries (including the Company) to honor, all contractual obligations under the Company Benefit Plans and Parent Benefit Plans (including, without limitation, and in accordance with the terms thereof, the arrangements identified on Section 6.11 of the Company Disclosure Letter and Section 6.11 of the Parent Disclosure Letter, as applicable). For all purposes under the employee benefit plans of Parent and its subsidiaries (including the Company) providing benefits to any Continuing Employee after the Effective Time (the ”New Plans”), and subject to Applicable Law, each Continuing Employee shall be credited with his or her years of service with the Company, Parent or any of their respective subsidiaries, as the case may be, before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plans or Parent Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except for benefit accruals under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, and subject to any Applicable Law: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan or Parent Benefit Plan, as applicable, in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent or the Company, as applicable, shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent or the Company, as applicable, shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b) Nothing contained in this Section 6.11 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of the Company or Parent or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Continuing Employee or former employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with the Company or Parent or any of their subsidiaries, or any of their respective affiliates, or (iv) limit the right of the Company or Parent (or any of their subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 6.12 Section 16(b). The Company and Parent shall each take all such steps as are reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection herewith by any individual who is a director or officer of the Company or at the Effective Time will become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Certain Litigation. Each party shall promptly advise the other party of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any stockholders or shareholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the Transactions, and shall keep the other party reasonably informed regarding any such litigation. Such party shall give the other party the opportunity to participate in the defense or settlement of any such litigation brought by any stockholders or shareholders, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.15 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent, at or prior to the Effective Time, resignations, effective upon the Effective Time, executed by each director of the Company in office immediately prior to the Effective Time.

Section 6.16 Tax Matters.

(a) Prior to (a) consummating any transaction that (i) is described in clause (i), (iv) or (vi) of Section 5.1(a) and (ii) is not subject to Parent’s consent right provided in Section 5.1(a) on the basis that such transaction involves solely the Company and one or more of its subsidiaries or solely Company’s subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of its subsidiaries (including, after the Effective Time, the Company or any of its subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and its subsidiaries or, after the Effective Time, to Parent and its subsidiaries.

(b) Except as set forth in Section 6.16 of the Parent Disclosure Letter, prior to (a) consummating any transaction that (i) is described in clause (i), (iv) or (vi) of Section 5.1(b) and (ii) is not subject to the Company’s consent right provided in Section 5.1(b) on the basis that such transaction involves solely Parent and one or more of its subsidiaries or solely Parent’s subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among Parent and its wholly-owned subsidiaries or among Parent’s wholly-owned subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, Parent shall consult with the Company reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without the Company’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by the Company or any of its subsidiaries (including actions or transactions after the Effective Time), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Parent and its subsidiaries (including, after the Effective Time, the Company or any of its subsidiaries).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger, as applicable, is subject to the satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder and Shareholder Approvals. Each of the Company Stockholder Approval and the Parent Shareholder Approvals shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) Foreign Approvals. All applicable waiting periods (or extensions thereof) or necessary approvals relating to the Merger under the Applicable Laws of the jurisdictions or Governmental Entities set forth in Section 7.1(c) of the Company Disclosure Letter and Section 7.1(c) of the Parent Disclosure Letter (the “Requisite Regulatory Approvals”) shall have expired, been terminated or received, in each case without the imposition of any Regulatory Material Adverse Effect.

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or, in the case of any Restraint in connection with the matters contemplated by Section 7.1(b) or Section 7.1(c), or imposing a Regulatory Material Adverse Effect; (it being understood and agreed by the parties that, with respect to any Restraints, only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 7.1(d) of the Company Disclosure Letter shall constitute a court of competent jurisdiction or other Governmental Entity for purposes of this Section 7.1(d)).

(e) Form F-4. The Form F-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of the Company and Parent to their respective stockholders or shareholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(f) Exchange Listing. The Parent Common Shares issuable to the stockholders of the Company as contemplated by Article III shall have been approved for listing on the Exchange, subject to official notice of issuance.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) of the following conditions:

(a) Representations and Warranties. (i) the representations and warranties of the Company contained in Section 4.1(a), Section 4.1(b)(i), Section 4.1(c)(ii), Section 4.2(c)(iii) and Section 4.1(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date); (ii) the representations and warranties of the Company contained in Section 4.1(c)(i) and Section 4.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date, except with respect to Section 4.1(c)(i) for breaches of representations and warranties which are de minimis in the aggregate; and (iii) each of the representations and warranties of the Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the Transactions set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a), Section 4.2(b)(i), Section 4.2(c)(ii), Section 4.1(c)(iii) and Section 4.2(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.2(c)(i) and Section 4.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date, except with respect to Section 4.2(c)(i) for breaches of representations and warranties which are de minimis in the aggregate; and (iii) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the Transactions set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Parent and an officer of Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of Section 8.1(e) or 8.1(f)) whether before or after the Company Stockholder Approval or the Parent Shareholder Approvals:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated by November 30, 2016 (the “Outside Date”); provided, that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing), then either Parent or the Company may elect (by delivery written notice to the other party at or prior to 11:59 p.m. New York time, on November 30, 2016) to extend the Outside Date to February 28, 2017; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time;

(ii) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iii) if the Parent Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a Parent Shareholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iv) if any Restraint having any of the effects set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or has approved the Merger conditional upon the imposition of a Regulatory Material Adverse Effect and such denial or conditional approval has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval or remove such condition, as the case may be;

(c) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) is not cured by the Company within 30 days of written notice thereof;

(d) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is not cured by Parent or Merger Sub within 30 days of written notice thereof;

(e) by Parent, at any time prior to the Company Stockholders Meeting, if a Parent Triggering Event shall have occurred; and

(f) by the Company, at any time prior to the Parent Shareholders Meeting, if a Company Triggering Event shall have occurred.

Section 8.2 Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5 and Article IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b) If either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii), within three (3) business days after such termination the Company shall pay or cause to be paid to Parent $30,000,000, in cash, which amount the parties agree represents Parent’s estimated out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) that will be incurred by or on behalf of Parent in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the “Parent Expenses”); provided that the payment by the Company of the Parent Expenses pursuant to this Section 8.2(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(b) except to the extent indicated in such section, and (ii) shall not relieve the Company from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. To the extent a Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(b) shall be credited against such obligation of the Company to pay the Termination Fee.

(c) If either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii), within three (3) business days after such termination Parent shall pay or cause to be paid to the Company $30,000,000, in cash, which amount the parties agree represents the Company’s estimated out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) that will be incurred by or on behalf of the Company in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the “Company Expenses” and, together with the Parent Expenses Reimbursement, the “Expenses Reimbursement”); provided that the payment by Parent of the Company Expenses pursuant to this Section 8.2(c) shall not relieve Parent of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(e) except to the extent indicated in such section, and (ii) shall not relieve Parent from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. To the extent a Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(c) shall be credited against such obligation of Parent to pay the Termination Fee.

(d) If this Agreement is terminated (i) by Parent pursuant to Section 8.1(e); provided, that if either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e), this Agreement shall be deemed terminated pursuant to Section 8.1(e) for purposes of this Section 8.2(d), (ii) by Parent or the Company pursuant to Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(c) and at or prior to the Company Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or at or prior to the time of such breach by the Company referred to in the case of a termination pursuant to Section 8.1(c), there shall have been publicly made directly to the stockholders of the Company generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Company Alternative Transaction (a “Company Qualifying Transaction”), which shall not have been withdrawn on or prior to the Company Stockholders Meeting in the case of a termination pursuant to Section 8.1(b)(ii) or prior to the time of such breach in the case of a termination pursuant to Section 8.1(c) or (iii) by Parent or the Company pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date (as it may be extended) if the Parent Shareholder Approvals shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to the Company, or shall have been made directly to the stockholders of the Company generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Company Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), and, in the case of clauses (d)(ii) and (d)(iii), if within 12 months of termination of this Agreement (A) the Company or its subsidiaries enters into a definitive agreement with any Company Third Party with respect to a Company Qualifying Transaction or (B) any Company Qualifying Transaction is consummated, then, in each case set forth above, the Company shall pay to Parent, not later than (x) in the case of clause (d)(i), the date of termination of this Agreement and (y) in the case of clauses (d)(ii) and (d)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Company Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $272,000,000 (the “Company Termination Fee”); provided that for the purpose of the definition of the Company Qualifying Transaction, the term the Company Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%”.

(e) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(f); provided, that if either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(f), this Agreement shall be deemed terminated pursuant to Section 8.1(f) for purposes of this Section 8.2(e), (ii) by Parent or the Company pursuant to Section 8.1(b)(iii) or by the Company pursuant to Section 8.1(d) and at or prior to the Parent Shareholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or at or prior to the time of such breach by Parent referred to in the case of a termination pursuant to Section 8.1(d), there shall have been publicly made directly to the shareholders of Parent generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Parent Alternative Transaction (a “Parent Qualifying Transaction”), which shall not have been withdrawn on or prior to the Parent Shareholders Meeting in the case of a termination pursuant to Section 8.1(b)(iii) or prior to the time of such breach in the case of Section 8.1(d) or (iii) by the Company or Parent pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date (as it may be extended) if the Company Stockholder Approval shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to Parent, or shall have been made directly to the shareholders of Parent generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Parent Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), and, in the case of clauses (e)(ii) and (e)(iii), if within 12 months of termination of this Agreement (A) Parent or its subsidiaries enters into a definitive agreement with any Parent Third Party with respect to a Parent Qualifying Transaction or (B) any Parent Qualifying Transaction is consummated, then, in each case set forth above, Parent shall pay to the Company, not later than (x) in the case of clause (e)(i), the date of termination of this Agreement, and (y) in the case of clauses (e)(ii) and (e)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Parent Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $195,000,000 (the “Parent Termination Fee” and, together with the Company Termination Fee, the “Termination Fees”); provided that for the purpose of the definition of Parent Qualifying Transaction, the term Parent Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%”.

(f) Each Expenses Reimbursement payable under Section 8.2(b) and Section 8.2(c) and each Termination Fee payable under Section 8.2(d) and Section 8.2(e) shall be payable in immediately available funds no later than the applicable date set forth in Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e). If a party fails to promptly pay to the other party any fee due under such Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(g) Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, a Willful Breach hereof), (i) in the event that any Termination Fee is paid to a party in accordance with this Section 8.2, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, and (ii) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee in accordance with this Section 8.2, no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the Transactions; provided that (x) the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and (y) payment of the Termination Fee shall not shall relieve either party from any liability or obligation under Section 6.5.

(h) The parties shall use reasonable best efforts to secure that any Expenses Reimbursement and any Termination Fee payable under this Section 8.2 will not be subject to any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere (“VAT”). However, if a Taxing Authority determines that such sum constitutes all or part of the consideration for a supply made for VAT purposes then: (i) if the sum is determined by a Taxing Authority to be consideration for a taxable supply in respect of which the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT, to the extent that such VAT is recoverable by the payor of the sum (or the representative member of the VAT group of which the payor is a member) by repayment or credit, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit equals the amount of the sum had no such VAT arisen; for the avoidance of doubt if and to the extent that such VAT is irrecoverable by the payor (or the representative member of the VAT group of which the payor is a member) then no additional amount shall to that extent be paid in respect of such VAT and the sum shall, to that extent, be VAT inclusive; and (ii) if a Taxing Authority determines that VAT is due from the payor of the sum (or the representative member of the VAT group of which the payor is a party) under the reverse charge mechanism, to the extent that any VAT chargeable on the supply is not recoverable by such payor (or the representative member of the VAT group of which the payor is a member) by repayment or credit, the amount of the sum shall be reduced to such amount so that the aggregate of the sum and such irrecoverable reverse charge VAT equals the amount of the sum had no such irrecoverable reverse charge VAT arisen. Such adjusting payment as may be required between the parties to give effect to this Section 8.2(h) shall be made five Business Days after the date on which the determination by the Taxing Authority has been communicated to the party required to make the payment (together with such evidence of it as it is reasonable in the circumstances to provide and, where Section 8.2(h)(i) applies, together with the provision of a valid VAT invoice) or, if later (in the case of Section 8.2(h)(i)) five Business Days after the VAT is recovered or (in the case of Section 8.2(h)(ii)) five Business Days before the VAT is required to be accounted for. The party paying the sum shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Section 8.2(h)) and for the purposes of this Section 8.2(h) the extent of such repayment or credit shall be determined by such party, or the relevant representative member of the VAT group, acting reasonably.

Section 8.3 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Company Stockholder

Approval or the Parent Shareholder Approvals; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of the Company (in the case of the Company Stockholder Approval) and the shareholders of Parent (in the case of the Parent Shareholder Approvals), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder or that by law otherwise expressly requires the further approval of the stockholders of the Company or shareholders of Parent, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company or the shareholders of Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company or Parent shall require the approval of the stockholders of the Company or the shareholders of Parent, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit Section 8.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

IHS Inc.

2 Grand Central Tower

140 East 45th Street, 40th Floor

New York, NY 10018

Attention: Stephen Green

Facsimile: (212) 850-8540

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello, Esq.

Email: michael.aiello@weil.com

Facsimile: (212) 310-8007

(b)	if to Parent or Merger Sub, to:

Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London, UK, EC2Y 9LY

Attention: General Counsel / Head of Corporate Strategy

Facsimile: +44 20 7260 2001

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10170

Attention: Louis L. Goldberg, Esq.

Email: louis.goldberg@davispolk.com

Attention: H. Oliver Smith, Esq.

Email: oliver.smith@davispolk.com

Section 9.3 Definitions. For purposes of this Agreement:

(a) An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “Company Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its subsidiaries or which the Company or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(c) “Company DSU Award” means an outstanding award of deferred stock units in respect of shares of Company Common Stock granted under the IHS Inc. 2004 Directors Stock Plan that are not subject to vesting granted to a non-employee director of the Company.

(d) “Company Equity Plans” means the IHS Inc. 2004 Long-Term Incentive Plan and the IHS Inc. 2004 Directors Stock Plan;

(e) “Company PSU Award” means an outstanding award of restricted stock units in respect of shares of Company Common Stock granted under a Company Equity Plan whose vesting is conditioned in whole or part on the satisfaction of performance criteria;

(f) “Company RSU Award” means an outstanding award of restricted stock units in respect of shares of Company Common Stock granted under a Company Equity Plan whose vesting is not conditioned in any part on the satisfaction of performance criteria;

(g) “Company Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of Parent or any committee thereof shall have made a Parent Recommendation Change; (B) Parent shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of Parent; (C) the Board of Directors of Parent fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Parent Share Issuance, the Parent Amended Bye-laws and the Parent Name Change within five (5) business days (or, if earlier, prior to the date of the Parent Shareholders Meeting) after the Company requests in writing that such recommendation be reaffirmed publicly; (D) a tender or exchange offer relating to Parent Common Shares shall have been commenced and Parent shall not have sent to its shareholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Shareholders Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Parent Share Issuance, the Parent Amended Bye-laws and the Parent Name Change; (E) a Parent Alternative Transaction is publicly announced, and Parent fails to issue a press release that reaffirms unanimously its recommendation of this Agreement, the Parent Share Issuance, the Parent Amended Bye-laws and the Parent Name Change, within five (5) business days (or, if earlier, prior to the Parent Shareholders Meeting) after the Company requests in writing that such recommendation be reaffirmed publicly; or (F) Parent or any Representative of Parent shall have breached any of the provisions set forth in Section 5.3 in any material respect;

(h) “Continuing Employees” means any employee of Parent or the Company or their respective subsidiaries who continues employment with Parent or any of its subsidiaries (including the Company) after the Effective Time.

(i) “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws;

(j) “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(k) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(l) “knowledge” of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and head of human resources;

(m) “Material Adverse Effect” on the Company or Parent means any fact, circumstance, effect, change, event or development (each, an “Effect”) that materially adversely affects the business, properties, financial condition or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (B) any failure, in and of itself, by the Company or Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto and including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, Governmental Entities and other persons (except that this clause (C) shall not apply with respect to (1) the representations or warranties in Section 4.1(b)(ii) and (iii) and, to the extent related thereto, Section 7.2(a), in the case of the Company, and Section 4.2(b)(ii) and (iii) and, to the extent related thereto, Section 7.3(a), in the case of Parent or (2) the covenants in Section 6.3), (D) any change, in and of itself, in the market price or trading volume of the Company’s or Parent’s, respectively, securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (E) any change in Applicable Law, regulation, IFRS or GAAP, as applicable (or authoritative interpretation thereof) (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (G) any hurricane, tornado, flood, earthquake or other natural disaster (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), or (H) any action expressly required by Section 6.3 of this Agreement (except that this clause (H) shall not apply with respect to the covenants in Section 6.3);

(n) “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(o) “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(p) “Parent Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, share purchase, share or share-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Parent or any of its subsidiaries or which Parent or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(q) “Parent Common Share” means a common share of par value $0.01 in Parent.

(r) “Parent Equity Awards” means Parent Options, Parent Restricted Shares and Parent Restricted Stock Units;

(s) “Parent Equity Plans” means Markit 2014 Equity Incentive Award Plan and Markit Key Employee Incentive Program and any other annual equity-based plan pursuant to which Parent Equity Awards are issued;

(t) “Parent Option” means an outstanding option to purchase Parent Common Shares with respect to Parent Common Shares;

(u) “Parent Restricted Share” means an issued and outstanding Parent Common Share granted under a Parent Equity Plan that is subject to vesting or other restrictions.

(v) “Parent Restricted Stock Unit” means a right relating to a Parent Common Share granted under a Parent Equity Plan that is subject to vesting or other restrictions;

(w) “Parent Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of the Company or any committee thereof shall have made a Company Recommendation Change; (B) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of the Company; (C) the Board of Directors of the Company fails to reaffirm unanimously and publicly its recommendation of this Agreement and the Merger, within five (5) business days (or, if earlier, prior to the date of the Company Stockholders Meeting) after Parent requests in writing that such recommendation be reaffirmed publicly; (D) a tender or exchange offer relating to shares of the Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Merger; (E) an the Company Alternative Transaction is publicly announced, and the Company fails to issue a press release that reaffirms unanimously its recommendation of this Agreement and the Merger, within five (5) business days (or, if earlier, prior to the Company Stockholders’ Meeting) after Parent requests in writing that such recommendation be reaffirmed publicly; or (F) the Company or any Representative of the Company shall have breached any of the provisions set forth in Section 5.2 in any material respect;

(x) “Parent Shareholder Amended Bye-laws Approval” means the approval by holders of Parent Common Shares representing the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue at the Parent Shareholder Meeting in favor of the Parent Amended Bye-laws;

(y) “Parent Shareholder Approvals” means the Parent Shareholder Issuance Approval, the Parent Shareholder Name Change Approval and the Parent Shareholder Amended Bye-laws Approval;

(z) “Parent Shareholder Issuance Approval” means the approval by holders of Parent Common Shares representing a majority of the votes cast at the Parent Shareholder Meeting in favor of the issuance of the aggregate Merger Consideration pursuant to the Merger;

(aa) “Parent Shareholder Name Change Approval” means the approval by holders of Parent Common Shares representing a majority of the votes cast at the Parent Shareholder Meeting in favor of the Parent Name Change;

(bb) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(cc) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

(dd) “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of the Company or Parent is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.

Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.6 Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.

(a) This Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 6.4, is not intended to confer upon any person other than the parties any rights or remedies.

(b) The parties acknowledge and agree that none of the Company, Parent or any other person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of the Company and Parent, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of the Company, Parent or any other person, as applicable, except as expressly set forth in this Agreement.

Section 9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9 Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.10 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.10 Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.

Section 9.11 Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.12 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MARKIT LTD.

By:	/s/ Lance Uggla
Name:	Lance Uggla
Title:	Chief Executive Officer

MARVEL MERGER SUB, INC.

By:	/s/ Lance Uggla
Name:	Lance Uggla
Title:	President

IHS INC.

By:	/s/ Stephen Green
Name:	Stephen Green
Title:	Executive Vice President, Legal and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

BYE-LAWS

OF

IHS MARKIT LTD.

EFFECTIVE AS OF [●], 2016

IHS Markit Ltd.

TABLE OF CONTENTS

INTERPRETATION		1

1.	Definitions	1

SHARES		4

2.	Power to Issue Shares	4
3.	Power of the Company to Purchase its Shares	4
4.	Rights Attaching to Shares	4
5.	Calls on Shares	6
6.	Forfeiture of Shares	7
7.	Share Certificates	7
8.	Fractional Shares	8

REGISTRATION OF SHARES		8

9.	Register of Members	8
10.	Registered Holder Absolute Owner	8
11.	Transfer of Registered Shares	9
12.	Transmission of Registered Shares	10

ALTERATION OF SHARE CAPITAL		11

13.	Power to Alter Capital	11
14.	Variation of Rights Attaching to Shares	11

DIVIDENDS AND CAPITALISATION		11

15.	Dividends	11
16.	Power to Set Aside Profits	12
17.	Method of Payment	12
18.	Capitalisation	13

MEETINGS OF MEMBERS		13

19.	Annual General Meetings	13
20.	Special General Meetings	13
21.	Requisitioned General Meetings and Other Business	13
22.	Notice	15
23.	Giving Notice and Access	15
24.	Postponement or Cancellation of General Meeting	16
25.	Electronic Participation and Security in General Meetings	16
26.	Quorum at General Meetings	17
27.	Chairman to Preside at General Meetings	17

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IHS Markit Ltd.

28.	Voting on Resolutions	17
29.	Power to Demand a Vote on a Poll	18
30.	Voting by Joint Holders of Shares	19
31.	Instrument of Proxy	19
32.	Representation of Corporate Member	20
33.	Adjournment of General Meeting	20
34.	Written Resolutions	20
35.	Directors Attendance at General Meetings	21

DIRECTORS AND OFFICERS		21

36.	Election of Directors	21
37.	Number of Directors	23
38.	Classes of Directors	23
39.	Term of Office of Directors	23
40.	Alternate Directors	24
41.	Removal of Directors	24
42.	Vacancy in the Office of Director	24
43.	Remuneration of Directors	25
44.	Defect in Appointment	25
45.	Directors to Manage Business	25
46.	Powers of the Board of Directors	25
47.	Register of Directors and Officers	27
48.	Appointment of Officers	27
49.	Appointment of Secretary	27
50.	Duties of Officers	27
51.	Remuneration of Officers	27
52.	Conflicts of Interest	27
53.	Indemnification and Exculpation of Directors and Officers	28

MEETINGS OF THE BOARD OF DIRECTORS		29

54.	Board Meetings	29
55.	Notice of Board Meetings	29
56.	Electronic Participation in Meetings	29
57.	Quorum at Board Meetings	29
58.	Board to Continue in the Event of Vacancy	30
59.	Chairman; Lead Director	30
60.	Written Resolutions	30
61.	Validity of Prior Acts of the Board	30

CORPORATE RECORDS		31

62.	Minutes	31
63.	Place Where Corporate Records Kept	31
64.	Form and Use of Seal	31

ACCOUNTS		31

65.	Records of Account	31

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IHS Markit Ltd.

66.	Financial Year End	32

AUDITS		32

67.	Annual Audit	32
68.	Appointment of Auditor	32
69.	Remuneration of Auditor	32
70.	Duties of Auditor	32
71.	Access to Records	32
72.	Financial Statements and the Auditor’s Report	33
73.	Vacancy in the Office of Auditor	33

BUSINESS COMBINATIONS		33

74.	Business Combinations	33

VOLUNTARY WINDING-UP AND DISSOLUTION		38

75.	Winding-Up	38

CHANGES TO CONSTITUTION		38

76.	Changes to Bye-laws	38
77.	Changes to the Memorandum of Association	38
78.	Discontinuance	39
79.	Exclusive Jurisdiction	39
80.	Headquarters	39

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Insight Marvel Ltd.

INTERPRETATION

1.	Definitions

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Board Supermajority Approval	approval by a resolution of the Board including the affirmative vote of not less than 75% of the Directors then in office ((i) in the case of Bye-laws, 48.2(b)-(c), 59.2(b) and, to the extent relating to Bye-law , 48.2(b)-(c) or 59.2(b), Bye-law 76.3, excluding Lance Uggla from the vote and from the number of directors for purposes of calculating the 75% and (ii) in the case of Bye-laws, 48.2(a), 59.2(a) and, to the extent relating to Bye-law 48.2(a) or 59.2(a), Bye-law 76.3, excluding Jerre Stead from the vote and from the number of directors for purposes of calculating the 75%);

Chairman	the chairman of the Board;

Change Date	the first date on or after the Effective Date on which Jerre Stead is not the Chairman, a Director and the chief executive officer of the Company (in the event that the Change Date is the Effective Date, then, for purposes of these Bye-laws, any provisions effective as of the Change Date shall supersede any provisions effective as of the Effective Date);

Company	the company for which these Bye-laws are approved and confirmed;

Director	a director of the Company;

Effective Date	the effective date of the merger of Marvel Merger Sub, Inc. with and into IHS pursuant to the Merger Agreement;

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Insight Marvel Ltd.

Exchange	the Nasdaq Global Select Market, the U.S. stock exchange on which the Company’s Common Shares are listed;

IHS	IHS Inc., a Delaware corporation;

Lead Director	a Director appointed by the Board to such office to perform the role specified in Bye-law 59;

Legacy IHS Director	(a) a Director who, prior to the Effective Date, was a director of IHS and (b) any person appointed as a Director in accordance with Bye-law 42.2 to fill a vacancy on the Board occurring as a result of the death, disability, disqualification, resignation or removal of, or any person elected as a Director who was nominated in accordance with Bye-law 36.4 to replace, any Director referred to in clause (a) of this definition or any Director appointed or elected as described in this clause (b);

Legacy Markit Director	(a) a Director who, prior to the Effective Date, was a director of the Company and (b) any person appointed as a Director in accordance with Bye-law 42.2 to fill a vacancy on the Board occurring as a result of the death, disability, disqualification, resignation or removal of, or any person elected as a Director who was nominated in accordance with Bye-law 36.4 to replace, any Director referred to in clause (a) of this definition or any Director appointed or elected as described in this clause (b);

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Merger Agreement	the Agreement and Plan of Merger, dated as of March 20, 2016, by and among the Company, IHS and Marvel Merger Sub, Inc.;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company and includes the Secretary;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

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Register of Members	the register of members referred to in these Bye-laws;

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary; and

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

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SHARES

2.	Power to Issue Shares

2.1.	Subject to these Bye-laws, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2.	Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board or any committee designated thereby (before the issue or conversion of such shares).

3.	Power of the Company to Purchase its Shares

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1.	At the date these Bye-laws are adopted, the share capital of the Company is divided into two classes: (i) common shares (the “Common Shares”) and (ii) preference shares (the “Preference Shares”).

4.2.	The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to any Preference Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends and other distributions as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3.	The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, to allot and redesignate such portion of the unissued share capital to such series as it shall determine to be appropriate and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

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(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)	whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

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4.5.	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1.	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2.	Any amount which, by the terms of issue of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

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6.	Forfeiture of Shares

6.1.	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

IHS Markit Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on the [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [    ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

6.2.	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	Share Certificates

7.1.	Subject to Bye-law 7.4, every Member shall be entitled to a certificate under the common seal of the Company (or a facsimile thereof) or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

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7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed, the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4.	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	Fractional Shares

The Company shall not issue its shares in fractional denominations.

REGISTRATION OF SHARES

9.	Register of Members

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2.	The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

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11.	Transfer of Registered Shares

11.1.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

11.2.	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

11.3.	An instrument of transfer for shares which may not be transferred pursuant to either Bye-law 11.1 or Bye-law 11.2 shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

IHS Markit Ltd. (the “Company”)

FOR VALUE RECEIVED [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

11.4.	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.5.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

11.6.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.7.

The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. The Board shall have the authority to request from any Member, and such Member shall provide, such information

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as the Board may reasonably request for the purpose of determining whether the transfer of any share requires such consent, authorisation or permission and whether the same has been obtained. If the Board refuses to register a transfer of any share, the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

12.	Transmission of Registered Shares

12.1.	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law 12.1, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case, unless the shares may be transferred pursuant to either Bye-law 11.1 or Bye-law 11.2, the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member IHS Markit Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

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12.3.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

13.	Power to Alter Capital

13.1.	The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its authorised share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	Dividends

15.1.	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

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15.2.	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

15.3.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4.	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

15.5.	No unpaid dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company unless otherwise provided by the rights attached to such share.

16.	Power to Set Aside Profits

The Board may, before declaring a dividend or distribution, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies, for equalising dividends, securing equality of distribution or for any other purpose.

17.	Method of Payment

17.1.	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by such means as the Board shall determine, including by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members (in the case of joint holders of shares, unless directed in writing otherwise by such joint holders, to the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members). Every such cheque or draft shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or draft shall be a good discharge to the Company. Every such cheque or draft shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares, any one of them can give an effectual receipt for any dividend, distributions or other monies payable in respect of such shares.

17.2.	The Board may deduct from any dividend, distribution or other monies payable to any Member all monies due from such Member to the Company on account of calls or otherwise in respect of a share which is not fully paid.

17.3.	Any dividend, distribution and/or other monies payable in respect of a share which has remained unclaimed for a period of six years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend, distribution or other monies payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.4.

The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such

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occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	Capitalisation

18.1.	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for dividend or distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	Annual General Meetings

An annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place in or outside Bermuda as the Board shall appoint.

20.	Special General Meetings

The Chairman or a majority of the Directors then in office may convene a special general meeting whenever in their judgment such a meeting is necessary.

21.	Requisitioned General Meetings and Other Business

21.1.	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

21.2.	In addition to any rights of Members under the Act or these Bye-laws, business may be brought before any annual general meeting or any special general meeting by any person who: (i) is a Member of record on the date of the giving of the notice provided for in this Bye-law 21 and on the record date for the determination of Members entitled to receive notice of and vote at such meeting; and (ii) complies with the notice procedures set forth in this Bye-law 21.

21.3.	In addition to any other applicable requirements, for other business to be proposed by a Member pursuant to Bye-law 21.2, such Member must have given timely notice thereof in proper written form to the Secretary.

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21.4.	To be timely, a notice given to the Secretary pursuant to Bye-law 21.3 must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company as set forth in the Company’s filings with the U.S. Securities and Exchange Commission: (i) in the case of an annual general meeting, not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be so delivered or mailed and received not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and (ii) in the case of a special general meeting, not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

21.5.	To be in proper written form, a notice given to the Secretary pursuant to Bye-law 21.3 must set forth as to each matter such Member proposed to bring before the general meeting: (i) a brief description of the business desired to be brought before the general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bye-laws of the Company, the language of the proposed amendment) and the reasons for conducting such business at the general meeting; (ii) the name and record address of such Member and the beneficial owner, if any, on whose behalf the business is being proposed; (iii) the class or series and number of shares of the Company which are registered in the name of or beneficially owned by such Member and such beneficial owner (including any shares as to which such Member or such beneficial owner has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to give such Member or such beneficial owner economic risk similar to ownership of shares of the Company; (v) a description of all agreements, arrangements, understandings or relationships engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (or ownership or otherwise) of any class or series of shares of the Company, manage the risk of share price changes for, or increase or decrease the voting power of, such Member or beneficial owner, or which provides, directly or indirectly, such Member or beneficial owner with the opportunity to profit from any decrease in the price or value of the shares of any class or series of shares of the Company; (vi) a description of all agreements, arrangements, understandings or relationships between such Member or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such Member and any material interest of such Member or such beneficial owner in such business; and (vii) a representation that such Member intends to appear in person or by proxy at the general meeting to bring such business before the general meeting.

21.6.	Once business has been properly brought before the general meeting in accordance with the procedures set forth in this Bye-law 21, nothing in this Bye-law shall be deemed to preclude discussion by any Member of such business. If the chairman of a general meeting determines that business was not properly brought before the meeting in accordance with this Bye-law 21, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

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21.7.	No business may be transacted at a general meeting, other than business that is either (i) properly brought before the general meeting by or at the direction of the Board (or any duly authorised committee thereof); or (ii) properly brought before the general meeting by any Member or Members in accordance with the Act or these Bye-laws.

22.	Notice

22.1.	At least 14 days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

22.2.	At least 10 days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3.	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

22.4.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; or (ii) by a majority in number of the Members having the right to attend and vote at the general meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that general meeting.

23.	Giving Notice and Access

23.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served five days after the date on which it is deposited, with postage prepaid, in the mail; or

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

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(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

23.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

23.3.	In proving service under paragraphs 23.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

24.	Postponement or Cancellation of General Meeting

The Secretary may, and on the instruction of the Chairman, the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a general meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Members in accordance with these Bye-laws.

25.	Electronic Participation and Security in General Meetings

25.1.	The Board may, but shall not be required to, make arrangements permitting Members to participate in any general meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation by way of such facilities or means in such a meeting shall constitute presence in person at such meeting.

25.2.	The Board may, and at any general meeting, the chairman of such meeting may, make any arrangement and impose any requirement or restriction the Board or such chairman considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

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26.	Quorum at General Meetings

26.1.	Subject to the rules of the Exchange, at any general meeting two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued shares in the Company entitled to vote at such general meeting shall form a quorum for the transaction of business.

26.2.	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. If the meeting shall be adjourned to the same day one week later or the Secretary shall determine that the meeting is adjourned to a specific date, time and place, it is not necessary to give notice of the adjourned meeting other than by announcement at the meeting adjourned. If the Secretary shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

27.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman shall act as chairman of the meeting at all general meetings at which such person is present. In the Chairman’s absence the Lead Director shall act as chairman of the meeting. In the absence of both the Chairman and the Lead Director a chairman of the meeting shall be appointed or elected by the Directors present at the meeting and in their absence by a majority of those present at the meeting and entitled to vote.

28.	Voting on Resolutions

28.1.	Subject to the Act, these Bye-laws and the rules of the Exchange, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

28.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

28.3.	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to these Bye-laws and any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

28.4.	In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means permitted by the Board pursuant to Bye-law 25.1, the chairman of the meeting shall direct the manner in which such Member may cast his vote in the form of an electronic record or otherwise on a show of hands.

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28.5.	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

28.6.	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

29.	Power to Demand a Vote on a Poll

29.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

29.2.	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting, including persons present by telephone, electronic or other communications facilities, shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person holding multiple shares or holding a proxy in respect of multiple shares need not use all his votes or cast all the votes he uses in the same way.

29.3.	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

29.4.

Where a vote is taken by poll, each person present and entitled to vote, including each person present by telephone, electronic or other communications facilities, shall record his vote in such manner as the chairman of the meeting may direct having regard to the

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nature of the question on which the vote is taken. Each ballot shall be marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the votes cast in accordance with such directions shall be examined and counted by one or more inspectors of votes or a committee appointed by the chairman of the meeting for the purpose. The result of the poll shall be declared by the chairman of the meeting.

30.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

31.	Instrument of Proxy

31.1.	A Member may appoint a proxy by

(a)	such telephonic, electronic or other means as may be approved by the Board from time to time; or

(b)	an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:

Proxy

IHS Markit Ltd. (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

Members

31.2.	The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

31.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

31.4.	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

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32.	Representation of Corporate Member

32.1.	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any general meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

32.2.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

33.	Adjournment of General Meeting

33.1.	The chairman of a general meeting at which a quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.

33.2.	The chairman of a general meeting may adjourn a meeting to another time and place without the consent or direction of the Members if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

33.3.	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

34.	Written Resolutions

34.1.	Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by or on behalf of all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

34.2.	A resolution in writing may be signed in any number of counterparts.

34.3.	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

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34.4.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

34.5.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

34.6.	For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by or on behalf of the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

35.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

36.	Election of Directors

36.1.	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Any Member or the Board may propose any person for election as a Director. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director. Where a Director is to be elected:

(a)	at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made;

(b)	at a special general meeting, such notice must be given not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made;

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(c)	in the case of an election at any general meeting, such notice must set forth: (i) as to each person whom the Member proposes to nominate for election as a Director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of the Company owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to applicable laws or regulations or that the Company may reasonably request in order to determine the eligibility of such person to serve as a Director of the Company; (ii) the name and record address of the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination is proposed; (iii) the class or series and number of shares of the Company which are registered in the name of or beneficially owned by such Member and such beneficial owner (including any shares as to which such Member or such beneficial owner has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to give such Member or such beneficial owner economic risk similar to ownership of shares of the Company; (v) a description of all agreements, arrangements, understandings or relationships engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (or ownership or otherwise) of any class or series of shares of the Company, manage the risk of share price changes for, or increase or decrease the voting power of, such Member or beneficial owner, or which provides, directly or indirectly, such Member or beneficial owner with the opportunity to profit from any decrease in the price or value of the shares of any class or series of shares of the Company; (vi) a description of all agreements, arrangements, understandings or relationships between such Member or such beneficial owner and any other person or persons (including their names) in connection with the proposed nomination by such Member and any material relationship between such Member or such beneficial owner and the person proposed to be nominated for election; and (vii) a representation that such Member intends to appear in person or by proxy at the general meeting to propose such nomination; and

(d)	in the case of an election at any general meeting, such notice must be accompanied by a written consent of each person whom the Member proposes to nominate for election as a Director to being named as a nominee and to serve as a Director if elected.

36.2.	Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

36.3.	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

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36.4.	For any Director election to occur by resolution of the Members prior to the Change Date, (i) any person proposed or nominated by the Board to replace a Legacy IHS Director will require the approval of the Legacy IHS Directors (acting by the affirmative vote of a majority of the Legacy IHS Directors then in office) and (ii) any person proposed or nominated by the Board to replace a Legacy Markit Director will require the approval of the Legacy Markit Directors (acting by the affirmative vote of a majority of the Legacy Markit Directors then in office). This Bye-law 36.4 will be implemented so as to comply with applicable Exchange rules.

37.	Number of Directors

37.1.	At all times prior to the Change Date, unless otherwise determined by Board Supermajority Approval, the Board shall consist of eleven directors.

37.2.	Effective as of the Change Date (which in no event shall be later than December 31, 2017), unless otherwise determined by Board Supermajority Approval, (i) the office of Director held by Jerre Stead shall be vacated and (ii) upon the vacancy of the office of Director by Jerre Stead, the size of the Board shall be reduced by one director (i.e., if prior to the vacancy of the office of Director by Jerre Stead the Board consisted of eleven directors, to ten directors).

37.3.	From and after the Change Date, the Board shall consist of such number of Directors being not less than five Directors or such greater number as the Board may from time to time determine.

38.	Classes of Directors

The Directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board.

39.	Term of Office of Directors

At the first annual general meeting which is held after the date of adoption of these Bye-laws, the Class I Directors shall be elected for a three year term of office. At the second annual general meeting which is held after the date of adoption of these Bye-laws, the Class II Directors shall be elected for a three year term of office. At the third annual general meeting which is held after the date of adoption of these Bye-laws, the Class III Directors shall be elected for a three year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 42.

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40.	Alternate Directors

The election or appointment of a person or persons to act as a Director in the alternative to any one or more Directors shall not be permitted.

41.	Removal of Directors

41.1.	Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director only with cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

41.2.	If a Director is removed from the Board under this Bye-law, the Members may fill the vacancy at the meeting at which such Director is removed, provided the nominee for the vacancy is proposed in accordance with Bye-law 36. In the absence of such election or appointment, the Board may fill the vacancy; provided that, if such removal is prior to the Change Date, the Board may only fill such vacancy in accordance with Bye-law 42.2 as if such vacancy had arisen under Bye-law 42.1.

41.3.	For the purposes of this Bye-law 41, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

42.	Vacancy in the Office of Director

42.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

42.2.	The Legacy Markit Directors (acting by the affirmative vote of a majority of the Legacy Markit Directors then in office) shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring prior to the Change Date as a result of the death, disability, disqualification or resignation of any Legacy Markit Director. The Legacy IHS Directors (acting by the affirmative vote of a majority of the Legacy IHS Directors then in office) shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring prior to the Change Date as a result of the death, disability, disqualification or resignation of any Legacy IHS Director.

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42.3.	Provided a quorum of Directors remains in office, the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring from and after the Change Date as a result of the death, disability, disqualification or resignation of any Director or occurring at any time as a result of an increase in the size of the Board (it being understood that, effective as of the Change Date, upon the vacancy of the office of Director by Jerre Stead, the size of the Board shall be reduced to ten directors and therefore no person shall be appointed as a Director to fill any vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of Jerre Stead).

43.	Remuneration of Directors

Directors may receive compensation for their services as Director, including compensation for service on any committee appointed by the Board and any additional fees for committee chairs, in amounts, and on such basis, as shall be established from time to time by the Board. The Directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

44.	Defect in Appointment

All acts done in good faith by the Board, any Director, any committee appointed by the Board, any member of any such committee, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

46.	Powers of the Board of Directors

Subject to the provisions of these Bye-laws, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

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(c)	appoint one or more persons to the office of chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company and listing the shares of the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall be subject to the oversight and central control of the Board, shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board, and provided further that, prior to the Change Date, unless otherwise determined by Board Supermajority Approval, each committee shall consist of an equal number of Legacy Markit Directors and Legacy IHS Directors;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit, provided always that the execution of those powers remains subject to the oversight and control of the Board;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

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47.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

48.	Appointment of Officers

48.1.	Subject to this Bye-law 48, the Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

48.2.	Unless otherwise determined by Board Supermajority Approval:

(a)	prior to the Change Date, the appointment of Jerre Stead as chief executive officer of the Company shall not be revoked (nor shall a successor chief executive officer be appointed);

(b)	prior to the Change Date, the appointment of Lance Uggla as president of the Company shall not be revoked (nor shall a successor president be appointed);

(c)	effective as of the Change Date (which in no event shall be later than December 31, 2017), (i) Jerre Stead shall cease to be chief executive officer of the Company and (ii) Lance Uggla shall be appointed as chief executive officer of the Company.

49.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time.

50.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time, provided always that the execution of those powers and the performance of those duties remain subject to the general oversight and central control of the Board.

51.	Remuneration of Officers

The Officers shall receive such remuneration as the Board or a committee appointed by the Board may determine.

52.	Conflicts of Interest

52.1.	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

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52.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

52.3.	Following a declaration of interest being made pursuant to Bye-law 52.2, the Interested Director shall be disqualified from participating in the discussion or voting on the matter unless the chairman of the meeting determines that such Interested Director shall not be disqualified as such. In the event the chairman of the meeting makes a declaration under Bye-law 52.2, such determination may be made by a majority of the votes cast by the Directors not having such an interest. In addition, an Interested Director may, but shall not be required to, recuse himself from the discussion or voting on any particular matter because of a possible conflict or for any other reason disclosed to the other Directors. Any Interested Director that is so disqualified or that elects to be recused shall nevertheless be counted toward a quorum for the meeting.

In the event that one or more Interested Directors are disqualified or elect to be recused from voting on a matter, or one or more Directors are later found to have an interest or conflict that should have been declared, the matter shall be approved or stand approved if it is or was approved by a majority of the votes cast by the Directors that do not have an interest or conflict in the matter, even if less than a quorum.

Other than as contemplated by the definition of “Board Supermajority Approval” and notwithstanding anything to the contrary in the first paragraph of this Bye-law 52.3, neither Jerre Stead nor Lance Uggla shall be required to recuse himself from voting on any matter contemplated by these Bye-laws (including, from and after the Change Date, any revocation of Lance Uggla’s appointment as Chairman or chief executive officer).

53.	Indemnification and Exculpation of Directors and Officers

53.1.

The Directors, Resident Representative, Secretary and other Officers, and any person appointed to any committee by the Board in accordance with these Bye-Laws acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against

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any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

53.2.	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

53.3.	The Company may advance monies to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

55.	Notice of Board Meetings

The Chairman may, and the Secretary on the requisition of the Chairman shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

56.	Electronic Participation in Meetings

Directors may participate in any Board meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be a majority of the Directors then in office, provided that if there is only one Director for the time being in office the quorum shall be one.

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58.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

59.	Chairman; Lead Director

59.1.	Unless otherwise agreed by a majority of the Directors attending, (i) the Chairman shall act as chairman at all Board meetings at which such person is present and (ii) in the Chairman’s absence, the Lead Director shall act as chairman at all Board meetings at which such person is present. In the absence of both the Chairman and the Lead Director, a chairman of the meeting shall be appointed or elected by the Directors present at the meeting unless otherwise determined in accordance with procedures adopted by the Board.

59.2.	Unless otherwise determined by Board Supermajority Approval:

(a)	prior to the Change Date, the appointment of Jerre Stead as Chairman shall not be revoked; and

(b)	effective as of the Change Date (which shall in no event be later than December 31, 2017), (i) Jerre Stead shall cease to be Chairman and (ii) Lance Uggla shall be appointed as Chairman.

59.3.	In addition to acting as chairman of Board meetings in accordance with Bye-law 59.1, the Lead Director shall (a) serve as the liaison between the non-management Directors and the management Directors, (b) participate in the development of, and approve, the agenda for each Board meeting and (c) preside over an in camera session of the non-management Directors to be held at each Board meeting. At all times prior to the Change Date, unless otherwise determined by Board Supermajority Approval, the Lead Director shall be a Legacy Markit Director and the Board shall not have a vice chairman.

60.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

61.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

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CORPORATE RECORDS

62.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

63.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

64.	Form and Use of Seal

64.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

64.2.	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

64.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

65.	Records of Account

65.1.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

65.2.	Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

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65.3.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

66.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 30th November in each year.

AUDITS

67.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

68.	Appointment of Auditor

68.1.	Subject to the Act, the appointment of an auditor of the accounts of the Company for each fiscal year shall be submitted to the Members for their approval at the annual general meeting or at a subsequent general meeting.

68.2.	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

69.	Remuneration of Auditor

The remuneration of an Auditor shall be fixed by the Members or by the Board (or a committee appointed by the Board), if it is authorised to do so by the Members, save that the remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

70.	Duties of Auditor

70.1.	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

70.2.	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

71.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all account and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

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72.	Financial Statements and the Auditor’s Report

72.1.	Subject to the following bye-law, the financial statements and/or the auditor’s report as required by the Act shall:

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted, approved or otherwise acknowledged by the Members by written resolution passed in accordance with these Bye-laws.

72.2.	If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed, then there shall be no obligation on the Company to do so.

73.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

BUSINESS COMBINATIONS

74.	Business Combinations

74.1.	(a)	Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person became an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 2/3% of the votes attaching to the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)	prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(ii)	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned shares representing at least 85% of the votes attaching to the issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned by (A) persons who are Directors and also Officers and (B) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b)	The restrictions contained in this Bye-law 74.1 shall not apply if:

(i)

a Member becomes an Interested Shareholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (B) would not, at any time within the three-year period immediately prior to a Business

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Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)	the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (A) constitutes one of the transactions described in the following sentence; (B) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (C) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(1)	a merger, amalgamation or consolidation of the Company (except an amalgamation or merger in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

(2)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(3)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (1) or (2) of the second sentence of this paragraph (ii).

(c)	For the purpose of this Bye-law 74 only, the term:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii)

“associate”, when used to indicate a relationship with any person, means: (A) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or

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indirectly, the owner of 20% or more of any class of voting shares; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer or a director or officer of any of the Company’s parents or subsidiaries;

(iii)	“Business Combination”, when used in reference to the Company and any Interested Shareholder of the Company, means:

(A)	any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (1) the Interested Shareholder or any of its affiliates, or (2) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

(B)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

(C)	any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such; (2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (3) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (4) any issuance or transfer of shares by the Company; provided however, that in no case under items (2)-(4) of this subparagraph (C) shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares;

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(D)	any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(E)	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A)-(D) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(iv)	“control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v)

“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly- owned or majority-owned by the Company) that (A) is the owner of shares representing 15% or more of the votes attaching to the issued and outstanding voting shares of the Company, (B) is an affiliate or associate of the Company and was the owner of shares representing 15% or more of the votes attaching to the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (C) is an affiliate or associate of any person listed in (A) or (B) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the

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Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (viii) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vi)	“person” means any individual, company, partnership, unincorporated association or other entity;

(vii)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

(viii)	“owner”, including the terms “own” and “owned”, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(A)	beneficially owns such shares, directly or indirectly; or

(B)	has (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B)(2) of subparagraph (B) of this paragraph (viii)), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

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74.2.	In respect of any Business Combination to which the restrictions contained in Bye-law 74.1 do not apply but which the Act requires to be approved by the Members, then (i) for any Business Combination that has been approved by the Board the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 26 and 28 respectively; and (ii) for any Business Combination not approved by the Board such Business Combination requires a resolution of the Members including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

VOLUNTARY WINDING-UP AND DISSOLUTION

75.	Winding-Up

If the Company shall be wound up, the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

76.	Changes to Bye-laws

76.1.	No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

76.2.	Bye-laws 36, 37, 38, 39, 41, 74 and 76 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board including the affirmative vote of not less than 66 2/3% of the Directors then in office and by a resolution of the Members including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

76.3.	Bye-laws 1, 36.4, 37, 41, 42, 46(g), 48, 59, 76.3, 77 and 80 may not be rescinded, altered or amended prior to the Change Date and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws prior to the Change Date, until the same has been approved by Board Supermajority Approval and by a resolution of the Members including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

77.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

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78.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

79.	Exclusive Jurisdiction

In the event that any dispute arises concerning the Act or out of or in connection with these Bye-laws, including any question regarding the existence and scope of any Bye-law and/or whether there has been any breach of the Act or these Bye-laws by an Officer or Director (whether or not such a claim is brought in the name of a shareholder or in the name of the Company), any such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda.

80.	Headquarters

Unless otherwise determined by Board Supermajority Approval prior to the Change Date or by the Board from and after the Change Date, the headquarters of the Company, including its principal executive offices, shall be located in London, England.

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